UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

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☐            Definitive Proxy Statement.
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NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY MATERIALS – SUBJECT TO COMPLETION

315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

April [___], 2016
Dear Shareholder:

We are pleased to invite you to attend the 2016 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., to be held at the Loews Minneapolis Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, on May 26, 2016, commencing at 8:30 a.m. Central Time

The formal notice of the meeting and proxy statement follow this cover letter.  Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K, for the year ended December 31, 2015.
We hope you are able to attend the meeting.
Thank you.
Northern Oil and Gas, Inc.
Michael L. Reger
Chief Executive Officer

NORTHERN OIL AND GAS, INC.
315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
 TO BE HELD MAY 26, 2016

To the Shareholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2016 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., a Minnesota corporation, will be held at the Loews Minneapolis Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, on May 26, 2016, at 8:30 a.m. Central Time (the "Annual Meeting").  The Annual Meeting is being held for the following purposes:
1.	To elect six directors to serve until the Annual Meeting of Shareholders in 2017;
2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock;
4.	To approve an amendment to add shares to our 2013 Incentive Plan; and
5.	To approve, by a non-binding advisory vote, the compensation paid to our named executive officers.
Only shareholders of record at the close of business on March 31, 2016, are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting.  The following proxy materials and information are available for you to review online at www.northernoil.com/annual-meeting: (i) our notice of annual meeting and proxy statement (which includes directions on how to attend and vote your shares at the Annual Meeting); (ii) our Annual Report on Form 10-K for the year ended December 31, 2015; and (iii) our form of proxy card.

Your vote is important.  You may vote your shares in person at the Annual Meeting, via the Internet, by telephone or by mail.  Please refer to the section "Voting Instructions" for detailed voting instructions.  If you choose to vote in person at the Annual Meeting, via the Internet or by telephone, you do not need to mail in a proxy card or other voting instructions.  Whether or not you are able to attend the meeting in person, we urge you to vote your shares as promptly as possible.

Due to space limitations, attendance is limited to shareholders and one guest each.  Admission to the Annual Meeting is on a first-come, first-served basis.  A valid government-issued picture identification and proof of stock ownership as of the record date may be required in order to attend the meeting.  If you hold Northern Oil and Gas, Inc. stock through a broker, bank, trust or other nominee, please bring a copy of a statement reflecting your stock ownership as of the record date.  If you plan to attend as the proxy of a shareholder, you must present a legal proxy.  Cameras, recording devices and other electronic devices are not permitted.

We look forward to seeing you at the Annual Meeting.

On behalf of the Board of Directors
Michael L. Reger
Chief Executive Officer
Wayzata, Minnesota
April [___], 2016

i

NORTHERN OIL AND GAS, INC.
315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

PROXY STATEMENT
2016 ANNUAL MEETING OF SHAREHOLDERS
 TO BE HELD MAY 26, 2016
THE ANNUAL MEETING
We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors in connection with the Annual Meeting that will be held Thursday, May 26, 2016, at 8:30 a.m. Central Time, at the Loews Minneapolis Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403.  No cameras or recording equipment will be permitted at the Annual Meeting.

Definitive copies of this proxy statement and related proxy card are first being sent on or about April [___], 2016 to all shareholders of record at the close of business on March 31, 2016 (the "record date").  On the record date, there were 63,732,441 shares of our common stock outstanding and entitled to vote at the Annual Meeting, which were held by approximately 269 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting.  The attendance by proxy or in person of holders of one-half of the total voting power of the outstanding shares of our company's common stock entitled to vote at the Annual Meeting, represented in person or by proxy, is required to constitute a quorum to hold the Annual Meeting.  Abstentions and broker non-votes are counted as present for establishing a quorum, but are not counted towards approval of the proposal to which such abstention or non-vote relates.  A broker "non-vote" occurs when shares are held by a broker and (i) the broker does not have discretionary authority to vote on a particular matter and (ii) the broker has not received voting instructions from its customer.

If a valid proxy is provided and the shareholder has not indicated how the shares are to be voted at the Annual Meeting, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and will be voted in favor of each proposal presented at the Annual Meeting.  If a valid proxy is provided and the shareholder has withheld authority to vote for one or more nominees, or voted against or abstained from voting on the ratification of our independent registered public accountant, the amendment to our articles of incorporation or the amendment to our incentive plan, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Stockholders of Record.  If your shares are registered directly in your name with the company's transfer agent, you are considered the stockholder of record with respect to those shares, and your proxy materials, proxy card or other voting instructions is being sent directly to you by our agent.  As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

Voting by Proxy.  Even if you plan to attend the Annual Meeting, please vote as soon as possible by Internet, phone or mail in accordance with the instructions provided to you on your proxy card..

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting, you can vote in person.  In order to vote at the Annual Meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the Annual Meeting.

Multiple proxy cards.  If you receive more than one proxy card, it likely means that you have multiple accounts with the transfer agent.  Please vote all of the shares.

Revoking your Proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the Annual Meeting.  There are several ways you can do this:

▪	by filing a written notice of revocation with our corporate secretary prior to commencement of the Annual Meeting;
▪	by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or
▪	by attending the Annual Meeting and voting in person.

If Your Shares are Held in "Street Name"

Beneficial Owners.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and our proxy materials will be forwarded to you by your broker or nominee.  The broker or nominee is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker how to vote.

Voting by Proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee that you must follow in order for your shares to be voted.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker or nominee does not have discretionary authority to vote.

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting and vote in person, you should contact your broker or nominee to obtain a broker's proxy card and bring it and your account statement or other evidence of your share ownership with you to the Annual Meeting.

Multiple Proxy Cards.  If you receive more than one broker proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record.  Please vote all of the shares.

Revoking your Proxy.  If your shares are held in street name, you must contact your holder of record to revoke your proxy.

Voting Rules

By granting us your proxy, you authorize the individuals named on the proxy card or other instructions to represent you and vote your shares in the manner you indicate at the Annual Meeting or at any adjournment or postponement thereof.  Shares represented by a proxy properly submitted prior to the Annual Meeting will be voted at the Annual Meeting in the manner specified on such proxy.  If you return a proxy card but do not specify how you want to vote your shares at the Annual Meeting, your shares will be voted in accordance with the recommendation of our board of directors on each proposal.

Voting List

Our bylaws require that we make available for inspection by any shareholder, at least ten days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, for a period of ten days prior to such meeting and during the whole time of the meeting.

Such list will be available for inspection during normal business hours by appropriate parties at our principal executive offices located at 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391.  If you would like to review such list, please contact Investor Relations in advance via telephone at (952) 476-9800 or by mail to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Investor Relations.

Tabulating the Vote

Broadridge Financial Solutions will tabulate votes in preparation for the Annual Meeting and will provide a third-party representative to act as inspector of election at the Annual Meeting.  All votes received prior to the meeting date, and all votes cast at the Annual Meeting, will be tabulated by Broadridge Financial Solutions, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Other Information

We will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,000 in the aggregate.

Shareholders are not entitled to any dissenter's or appraisal rights for any of the proposals set forth in this Proxy Statement.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

During the 2015 fiscal year, our board of directors held eight meetings, our audit committee held five meetings, our compensation committee held six meetings and our nominating committee held one meeting.  Each board member attended at least 75% of the aggregate of the board of directors meetings held in 2015 and the audit, compensation and nominating committee meetings held in 2015 for which he or she was a committee member.

Board Committees

The board of directors has standing audit, compensation and nominating committees.  All three committees consist solely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors.

Name	Audit Committee	Compensation Committee	Nominating Committee	Independent Directors
Lisa Bromiley	✓*	✓*		✓
Robert Grabb	✓		✓	✓
Delos Cy Jamison	✓		✓	✓
Jack King		✓	✓*	✓
Michael Reger
Richard Weber		✓		✓+
___________________________
*	Denotes committee chairperson.
+	Mr. Weber has served as chairman of the board of directors since January 2016.

We have adopted written charters for each of our committees.  Current copies of all committee charters appear on the corporate governance section of our website at www.northernoil.com and are available in print upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The audit committee's primary function is to assist our board of directors in its general oversight of our company's corporate accounting, financial reporting, internal control and audit functions.  The audit committee's main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor's independence, the financial statements and their audit report and reviewing management's administration of the system of internal accounting controls.  Ms. Bromiley is an "audit committee financial expert" as defined in the applicable Securities and Exchange Commission ("SEC") rules.  Each of our current audit committee members and each member who served on the committee in 2015 is considered to be an "independent director" as defined in the NYSE MKT Company Guide.

To assist the audit committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our audit committee is also provided access to our general counsel and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our compensation committee charter authorizes our compensation committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the chief executive officer and other key executives, as well as equity-based compensation awarded to any employee.  The compensation committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The compensation committee may also consult with our audit committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is a former or current officer or employee of our company or is an executive officer of another company where an executive officer of our company serves as a director.

Nominating Committee

Our nominating committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the nominating committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the nominating committee deems relevant.  The nominating committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of experience and skills is one of the other criteria that the nominating committee may deem relevant in its evaluation.

Our nominating committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our board of directors.  The nominating committee identifies and evaluates nominees through internal discussions with committee members, management and other board members.  The nominating committee meets annually to review board qualifications, assess whether our existing board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our board of directors.

Pursuant to procedures adopted by our nominating committee, shareholders who wish to recommend individuals for consideration by our nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our nominating committee, c/o Corporate Secretary, 315 Manitoba Avenue, Suite 200, Wayzata, MN 55391.  Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual's past five years of employment history and any past and current board memberships.  The submission must be accompanied by a written consent of the individual to stand for election if nominated by our nominating committee and to serve if elected by our board of directors or our shareholders, as applicable.  Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Our nominating committee charter provides that the nominating committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The nominating committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our board has determined each of Lisa Bromiley, Robert Grabb, Delos Cy Jamison, Jack King, and Richard Weber to be an "independent director" as defined in the NYSE MKT Company Guide.  In this regard, the board of directors has affirmatively determined that a majority of its members are independent directors.  There are no familial relationships between any of our directors and executive officers.

Board Leadership Structure and Role in Risk Oversight

In January 2016, our board separated the positions of chief executive officer and board chair and appointed Mr. Weber to serve as non-executive chairman of the board. Mr. Reger, who preceded Mr. Weber as chairman, has continued to serve as our chief executive officer and as a director. Our chief executive officer and chairman have a strong relationship that permits our chief executive officer to freely manage our company with appropriate guidance from the remainder the board. The non-executive chairman is responsible for, among other things, developing the agenda and procedures for the board's work, presiding over meetings of the full board and executive sessions of the independent directors, acting as a liaison between the non-management directors and management, coordinating the director recruitment process, leading succession planning efforts and facilitating communications with investors. Mr. Weber also chairs our board's executive committee, which holds frequent meetings with management to review our financial position and results of operations and oversees the maintenance of our corporate strategy.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  The board's responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The audit committee of the board is primarily responsible for monitoring management's responsibility in the area of risk oversight, and the non-executive chairman also plays a key role in this regard given his regular communications with management.  Management regularly reports to our audit committee on risk management, which in turn reports on the matters discussed at the committee level to the full board.  The audit committee and the full board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Communications with Board Members

The board of directors has provided the following process for shareholders or other interested parties to send communications to the board, any committee of the board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200 in Wayzata, Minnesota 55391.  Communications to individual directors, including the Chairman of the Board, may also be made to such director at our address.  All communications sent to the chair of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the board of directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of our company before being reviewed by the board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The board of directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics can be found on the corporate governance section of our website at www.northernoil.com and is available in print upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of shareholders.  We generally hold a board meeting coincident with the annual shareholders' meeting to minimize director travel obligations and facilitate their attendance at the annual shareholders' meeting.  All of our directors attended our 2015 annual meeting of shareholders.  We anticipate that all of our directors will attend the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on March 31, 2016, held by those persons known to beneficially own more than 5% of our capital stock, by our directors and director nominees, by our named executive officers (as defined under "Executive Compensation" below) and by our directors and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 63,732,441 shares of common stock outstanding as of March 31, 2016.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the shareholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the shareholder has a right to acquire within 60 days after March 31, 2016 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options into shares of our common stock.

Name(1)	Number of Shares		Percent of Common Stock
Certain Beneficial Owners:
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	5,498,238	(2)	8.6%
Fine Capital Partners, L.P. 590 Madison Avenue, 27th Floor, New York, NY 10022	6,228,555	(3)	9.8%
FMR LLC 245 Summer Street, Boston, MA 02210	6,074,233	(4)	9.5%
TRT Holdings, Inc. 4001 Maple Ave., Suite 600, Dallas, TX 75219	12,461,885	(5)	19.6%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	4,332,562	(6)	6.8%
Directors and Executive Officers:
Michael Reger	4,484,882	(7)	7.0%
Lisa Bromiley	105,972	(8)	*
Robert Grabb	138,675		*
Delos Cy Jamison	38,937		*
Jack King	134,486	(9)	*
Richard Weber	312,715	(10)	*
Thomas Stoelk	481,662		*
Brandon Elliott	186,948		*
Erik Romslo	219,931		*
Darrell Finneman (former Executive Officer)	51,610		*
Directors and Current Executive Officers as a Group (9 persons)	6,104,208	(11)	9.5%
__________
*	Denotes less than 1% ownership.
(1)	As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each member of management and each director is care of our company.

(2)	The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by BlackRock, Inc. on January 27, 2016, and reflects beneficial ownership as of December 31, 2015. BlackRock, Inc. has sole voting power with respect to 5,348,217 shares and sole dispositive power with respect to 5,498,238 shares.

(3)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Fine Capital Partners, L.P. on February 16, 2015, and reflects beneficial ownership as of December 31, 2015. Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine have shared voting power with respect to 6,228,555 shares and shared dispositive power with respect to 6,228,555 shares.

(4)	The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by FMR LLC on March 10, 2016, and reflects beneficial ownership as of February 29, 2016. FMR LLC has no sole voting power and has sole dispositive power with respect to 6,074,233 shares. Members of the Johnson family, including Abigail P. Johnson, Director, Vice Chairman, CEO and President of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by various investment companies (the "Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(5)	The information is based on information reported to the SEC in an Amended Schedule 13D filed by TRT Holdings, Inc., Cresta Investments, LLC, Cresta Greenwood, LLC and Robert B. Rowling (the "Reporting Persons") on November 28, 2014, as amended on February 24, 2016, as well as additional information reported to the SEC on a Form 4 filed on behalf of Robert B. Rowling on February 26, 2016. The Reporting Persons beneficially own, in the aggregate, 12,461,885 common shares. TRT Holdings, Inc. has sole voting power and sole dispositive power with respect to 7,169,741 shares. Cresta Investments, LLC has sole voting power and sole dispositive power with respect to 3,947,921 shares. Cresta Greenwood, LLC has sole voting power and sole dispositive power with respect to 1,344,223 shares. Mr. Rowling beneficially owns all 12,461,885 common shares held directly by TRT Holdings, Inc., Cresta Investments, LLC and Cresta Greenwood, LLC. Mr. Rowling beneficially owns the common shares held directly by TRT Holdings, Inc. due to his ownership of all of the shares of Class B Common Stock of TRT Holdings, Inc. Mr. Rowling beneficially owns the common shares held directly by Cresta Investments, LLC and Cresta Greenwood, LLC due to his direct and indirect ownership of 100% of the ownership interests in such entities.

(6)	The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by The Vanguard Group on February 11, 2016, and reflects beneficial ownership as of December 31, 2015. The Vanguard Group has sole voting power with respect to 74,199 shares, sole dispositive power with respect to 4,332,562 shares and shared dispositive power with respect to 69,499 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 69,499 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,700 shares as a result of its serving as investment manager of Australian investment offerings.

(7)	Includes 1,000 shares held by Mr. Reger's spouse.

(8)	Includes 55,872 shares subject to options held by Ms. Bromiley.

(9)	Includes 86,000 shares subject to options held by Mr. King.

(10)	Includes 250,000 shares subject to options held by Mr. Weber.

(11)	Consists of all shares held by directors and current executive officers at March 31, 2016. Includes 1,000 shares held by Mr. Reger's spouse, and an aggregate of 391,872 shares covered by options held by our directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Such officers, directors and shareholders are required by the SEC to furnish us with copies of all such reports.  To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were timely filed and met.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of our company as provided by Minnesota law.  Directors are elected each year at the annual meeting by our shareholders.  We do not have a classified board of directors.  Six directors will be elected at this year's meeting.  Each director's term will last until the 2017 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company.  There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors or the board may reduce the number of directors to be elected at the meeting.  Set forth below is information furnished with respect to each nominee for election as a director.

Name	Age	Position(s)
Michael Reger	39	Director and Chief Executive Officer
Lisa Bromiley	43	Director
Robert Grabb	64	Director
Delos Cy Jamison	66	Director
Jack King	63	Director
Richard Weber	52	Director and Chairman of the Board

Mr. Reger is a founder of our predecessor, Northern Oil and Gas, Inc., and has served as chief executive officer and a director of our company since March 2007.  Mr. Reger has been involved in the acquisition of oil and gas mineral rights for his entire career.  Mr. Reger began working the oil and gas leasing business for his family's company, Reger Oil, in 1992 and worked as an oil and gas landman for Reger Oil from 1992 until co-founding Northern in 2006.  Mr. Reger holds a B.A. in Finance and an M.B.A. in finance/management from the University of St. Thomas in St. Paul, Minnesota.  The Reger family has a history of acreage acquisition in the Williston Basin dating to 1952.

Ms. Bromiley has served as a director since September 2007.  Ms. Bromiley has served as the Chief Financial Officer of P3 Petroleum, LLC, an independent oil and gas exploration and production company focused in Texas, Louisiana and Mississippi, since August 2014.  From 2010 to July 2014, Ms. Bromiley provided executive financial and accounting consulting services for mergers, acquisitions, bankruptcy reorganizations and raising capital with SolomonEdwardsGroup, LLC, a national CFO services firm, except from April 2012 to September 2013, when she served as Vice President of Business Development for Epsilon Energy Ltd., a public independent oil and gas exploration company focused on the Marcellus Shale in Pennsylvania and Bakken Shale of Saskatchewan.  Ms. Bromiley served as Chief Financial Officer and Treasurer of Platinum Energy Resources, Inc., a public independent oil and gas exploration and production company, from August 2008 to June 2009.  She served as Chief Financial Officer of Flotek Industries, Inc., a public oilfield service company, from April 2004 to August 2008.  Prior to joining Flotek, Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for two Fortune 500 companies.  Ms. Bromiley served in various accounting, finance, SEC reporting and risk management positions.  Ms. Bromiley is a Certified Public Accountant.  Ms. Bromiley is a member of the American Institute of Certified Public Accountants, KPMG Audit Committee Institute, Financial Executives International and National Association of Corporate Directors.  Ms. Bromiley holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Mr. Grabb has served as a director since May 2007 and is a Registered Petroleum Geologist with over 30 years of experience in the oil and gas industry.  Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.  Mr. Grabb was the Senior Geological Advisor for Samson Energy, a large privately held exploration and production company headquartered in Tulsa, Oklahoma, from March 2014 to March 2016.  He previously worked as the Exploration Manager for Samson Resources Company, from March 2007 to March 2014.  Prior to that, Mr. Grabb served as a geologist for Newfield Exploration from April 2003 to March 2007.  Mr. Grabb holds B.S. and M.S. Degrees in geology from Montana State University.  Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Mr. Jamison has served as a director since August 2011 and has served as the Chairman and Chief Executive Officer of the Jamison Group LLC, which advises private landowners regarding large land exchanges with the U.S. Federal Government, since 2009.  Prior to founding the Jamison Group in 2009, Mr. Jamison served from 1994 to 2009 as a Partner in the firm of Jamison and Sullivan, Inc., a diversified consulting firm that specialized in advising start-up companies regarding business development matters, lobbying on behalf of local governments and educational institutions, and assisting companies with development of business opportunities in foreign countries.  Mr. Jamison was appointed by President George H. W. Bush, and served from 1989 to 1993 as the National Director of the Bureau of Land Management, Department of the Interior.  Mr. Jamison also served from 1981 to 1993 as the Legislative Advisor of the Interior and Insular Affairs Committee (renamed the Natural Resources Committee), U.S. House of Representatives.  Mr. Jamison holds a B.S. degree from Montana State University.

Mr. King has served as a director since May 2007 and has worked in various management positions, including land management, with Hancock Enterprises, a privately held independent oil and gas exploration and production company based in Billings, Montana, since 1983.  Mr. King has been actively working in the Williston Basin and the Northern Rockies for over 30 years.  Throughout his career Mr. King has been very involved in regional industry and local civic affairs, including his sixteen years of service on the Montana Board of Oil and Gas Conservation Commission as a Commissioner (Gubernatorial appointment), Board of the Montana Petroleum Association, Western Montana BLM Advisory Council, U of MT President's Advisory Council, and the Finance Committee for the Montana Community Foundation.  Mr. King was a founding member of the Board of Directors for Crown Butte Resources, Ltd., and served from 1987 to 1996.  Mr. King holds a degree in Economics from the University of Montana.

Mr. Weber has served as a director since August 2011 and as Chairman of the Board since January 2016.  He also serves as Chairman and Chief Executive Officer of PennEnergy Resources, LLC, a private equity-backed independent oil and gas operator focused on the Marcellus Shale and Utica Shale in Pennsylvania.  Prior to co-founding PennEnergy in June 2011, he was President of Atlas Energy, Inc. from September 2009 to February 2011, President and Chief Operating Officer of Atlas Energy Resources, LLC from April 2006 to February 2011, and a director of Atlas Energy Resources, LLC from December 2006 to September 2009.  Atlas, which was sold to Chevron Corporation in 2011, operated more than 10,000 oil and gas wells in four different basins, and was a pioneer in the development of the Marcellus Shale in the Appalachian Basin.  In addition, Atlas owned and controlled the general partner of Atlas Pipeline Partners, L.P., a mid-stream MLP having pipeline and natural gas processing assets in the Appalachian Basin and Mid-Continent region. Prior to joining Atlas, Mr. Weber spent 14 years at McDonald & Company Securities, Inc., subsequently acquired by KeyBanc Capital Markets, where he founded that firm's Energy Group.  Mr. Weber holds a B.S. in Finance from Miami University (Ohio) and an M.B.A. from Tulane University.

Each nominee brings a unique set of skills to our board of directors.  The board of directors believes the nominees as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management, marketing and corporate governance that are necessary to effectively oversee our company.  Set forth below are the conclusions reached by our board of directors as to why each nominee is qualified for service as a director of our company.

●
Mr. Reger has been a director and our chief executive officer since our inception and has worked in the oil and gas industry for more than 20 years.  Mr. Reger provides unique industry knowledge related to acquiring mineral leases and brings a deep relationship base with various oil and gas companies in the Williston Basin.

●
Ms. Bromiley has extensive experience as a chief financial officer and leader within various companies across the oil and gas industry.  Ms. Bromiley provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.

●
Mr. Grabb is a registered petroleum geologist with over 30 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.

●	Mr. Jamison has extensive business and governmental experience in the areas of land management and mineral rights that brings a unique perspective to our board of directors.

●
Mr. King has over 30 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.

●	Mr. Weber has extensive experience in the oil and gas industry, and provides us with expertise in financial structuring, capital markets and risk management.

Required Vote

Election to our board of directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On March 23, 2016, the audit committee of our board of directors appointed Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for the fiscal year ending December 31, 2016.  A proposal to ratify that appointment will be presented to shareholders at the meeting.  If shareholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.  Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in our best interests.  Representatives of Grant Thornton are expected to be present at the meeting and they will have the opportunity to make a statement and be available to respond to appropriate questions.

Change in Accountants During 2015

Deloitte & Touche LLP ("Deloitte") served as our independent registered public accountant firm for our fiscal years 2011 through 2014.  On April 7, 2015, the audit committee of our board of directors dismissed Deloitte as our independent registered public accounting firm.  On the same date, the audit committee appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2015 (subject to completion of their client acceptance procedures, which were completed on April 10, 2015).

Deloitte's report on the financial statements of our company for the fiscal year ended December 31, 2014 did not contain an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2014 and through our dismissal of Deloitte on April 7, 2015, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte's satisfaction, would have caused Deloitte to make reference to the subject matter thereof in connection with its reports on our financial statements for such periods.  During the same periods, there was no reportable event of the type set forth in Item 304(a)(1)(v) of Regulation S-K.

Prior to their appointment, we did not consult with Grant Thornton with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

In connection with preparation of our proxy statement for our 2015 annual meeting of shareholders, we provided Deloitte with a copy of the foregoing disclosure and requested that it furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.  A copy of the letter from Deloitte was filed with the Commission as an exhibit to our Current Report on Form 8-K on April 13, 2015.

Registered Public Accountant Fees

Grant Thornton served as our independent registered public accounting firm for the year ended December 31, 2015, and Deloitte served as our independent registered public accounting firm for the year ended December 31, 2014.  Aggregate fees for professional services rendered by such firms for 2015 and 2014 were as follows:

	Fiscal Year Ended
	December 31, 2015		December 31, 2014
Audit Fees	$475,600		$478,154
Audit-Related Fees	-		-
Tax Fees	3,190	(1)	59,500	(1)
All Other Fees	-		-
Total	$478,790		$537,654
________________
(1)	Tax related fees in 2015 and 2014 consisted of fees related to analyzing potential net operating loss carryforward utilization limits.

Audit fees were for professional services rendered for the audits of the financial statements, review of interim financial statements, reviews of income tax provisions, audits of statutory financial statements, comfort letters in connection with offerings, consents and the review of documents we filed with the SEC.  The percentage of hours spent by each of Grant Thornton and Deloitte on these services that were attributable to work performed by persons not employed by Grant Thornton and Deloitte, as applicable on a full-time permanent basis did not exceed 50%.

The audit committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant's independence.

Pre-Approval Policies and Procedures of Audit Committee

Our audit committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our audit committee annually evaluates our auditors' independence, professional capability and fees based on a variety of factors.  The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The audit committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors' annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors' efforts.

The audit committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The committee pre-approved all of the services we received from Grant Thornton and Deloitte during 2015.

Required Vote

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE "FOR" THIS PROPOSAL 2.

AUDIT COMMITTEE REPORT

The audit committee of the board is composed of three non-employee directors who meet NYSE MKT independence requirements.  Information as to these persons, as well as their duties, is provided under the caption "Our Board of Directors and Committees."  The committee met five times during 2015 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls.  In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations.  Prior to filing our annual report on Form 10-K, the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits.  The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The audit committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2015, management's assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm's evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the "PCAOB"); and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, including all amendments, for filing with the SEC.

The name of each person who serves as a member of our audit committee is set forth below.

Lisa Bromiley (Chairperson)	Robert Grabb	Cy Jamison

PROPOSAL 3

APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
We are asking our shareholders to approve an amendment to our articles of incorporation to increase our number of authorized shares of common stock by 50%, from 95,000,000 to 142,500,000.  Our board of directors has unanimously approved the proposed amendment, and recommends that our shareholders approve the proposed amendment.  The proposed amendment will not increase our number of authorized shares of preferred stock. The foregoing description of the proposed amendment is a summary and is subject to the full text of the proposed amendment, which is attached to this proxy statement as Appendix A.
Our board of directors believes that the proposed increase in the number of authorized shares of common stock is desirable to enhance our flexibility in taking possible future actions, such as raising additional equity capital, exchanging equity for debt or other transactions that have similar effect, stock-based acquisitions, entering into strategic relationships, stock splits and dividends, equity compensation awards or other corporate purposes. The proposed amendment will allow us to accomplish these objectives. We do not have any current plans for use of the additional common stock proposed to be authorized. However, by approving this increase now, in advance of any specific need, we believe we will be able to act in a timely manner when such a need arises or the board of directors believes that it is in the best interests of our company and our shareholders to take action, without the delay and expense that would be required at that time in obtaining shareholder approval of such an increase at a special meeting of shareholders.
We have historically issued common stock for the following purposes:
•	To finance the acquisition and development of oil and natural gas properties; and
•	To compensate, attract and retain our employees and directors, and other eligible parties, through participation in our equity compensation plans.
The number of shares of common stock we have outstanding has not significantly changed in the last five years, with moderate changes due primarily to share issuances and forfeitures under our equity compensation plans, as well as company share repurchases during 2013 and 2014.
We currently have 95,000,000 shares of authorized common stock.  As of the March 31, 2016 record date, we had 63,732,441 shares of common stock issued and outstanding.  As of the same date, we also had 733,400 shares of common stock reserved for issuance under outstanding options and other awards under our shareholder-approved equity compensation plans, and 1,006,011 shares of common stock reserved for issuance in connection with future awards available for grant under our shareholder-approved 2013 Incentive Plan. As a result, as of the March 31, 2016 record date, we had only approximately 29,528,148 authorized shares of common stock that were not reserved and that we may issue for any future business purposes.  In addition, if Proposal 4 is approved by our shareholders at the Annual Meeting, an additional 1,600,000 shares of common stock would be reserved for future issuance under our 2013 Incentive Plan.
The additional common stock proposed to be authorized will have rights identical to, and have the same rights and privileges as, our currently authorized and outstanding common stock. Under our articles of incorporation, shareholders do not have preemptive rights to subscribe to additional shares of common stock that we may issue. This means that current shareholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership of common stock. Use of the additional shares proposed to be authorized will not require shareholder approval unless required under Minnesota corporate law or by the rules of any national securities exchange on which our common stock is then listed.

Our board of directors does not intend to issue any shares of common stock except for purposes and on terms that the board believes to be in the best interests of our shareholders and our company. However, depending on the purpose and terms of issuance at the time, if we issue additional shares of common stock or other securities convertible into common stock in the future, it could dilute the voting rights of existing shareholders and could also dilute earnings per share and book value per share of existing shareholders. The increase in authorized common stock could also make more difficult or discourage attempts to obtain control of our company, thereby having an anti-takeover effect. However, the board of directors does not intend or view the proposed increase in authorized shares of common stock as an anti-takeover measure, and the increase is not being proposed in response to any known threat to acquire control of our company.
If the amendment to the articles of incorporation is approved by our shareholders, it will become effective upon filing of articles of amendment to our articles of incorporation with the Secretary of State of the State of Minnesota, which filing we expect to make soon after the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
 VOTE "FOR" THIS PROPOSAL 3.

PROPOSAL 4

APPROVE AN AMENDMENT TO ADD SHARES TO THE 2013 INCENTIVE PLAN
Introduction
We are asking our shareholders to approve an amendment to our 2013 Incentive Plan (the "2013 Plan") that will increase the share reserve under the Plan by 1,600,000 shares, from 4,000,000 shares to 5,600,000 shares.  No other changes are proposed for the 2013 Plan.
The 2013 Plan was originally approved by our shareholders on May 23, 2013 as a replacement for our then existing Amended and Restated 2009 Equity Incentive Plan, as amended (the "2009 Plan"), under which no further awards were then permitted and its remaining available shares were rolled forward into the 2013 Plan.  On May 28, 2015, our shareholders approved an amendment to the 2013 Plan to add 2,500,000 shares to its share reserve, increasing it to its current 4,000,000 share level.  Since it became effective, the 2013 Plan has been the only active plan under which equity awards may be made to our employees and non-employee directors.
As of December 31, 2015, there were 1,868,068 shares of our common stock remaining available for future grants under the 2013 Plan.  Since that date, we have granted awards under the 2013 Plan that have utilized all of the remaining share availability under the 2013 Plan.  In addition to annual equity awards to our executives and directors that are customarily made early in each year, these 2016 awards included awards made in connection with our entry into new employment agreements with two of our named executive officers, as discussed on page 34 of this proxy statement, and in connection with the initial appointment of our non-executive chairman of the board, as discussed on page 52 of this proxy statement.
Due to the decline in our stock price related to the worldwide decline in oil and gas prices and challenging industry conditions, maintaining the desired grant date fair value of our equity awards during 2015 and 2016 has necessitated the use of a greater number of shares than had been previously anticipated.  Because the ability to continue to provide levels of equity-based compensation to our employees that are suitably competitive and retentive in the current industry environment is of utmost importance, our board of directors has approved and is recommending that our shareholders approve the proposed amendment to the 2013 Plan to add 1,600,000 shares to the 2013 Plan's share reserve.
Shareholder Approval and Board of Directors Recommendation
Shareholder approval of the proposed amendment to the 2013 Plan is being sought in order to (i) satisfy the shareholder approval requirements of the NYSE MKT exchange, (ii) obtain shareholder re-approval of the material terms of awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code ("Code"), including the business criteria on which performance goals are based and the maximum awards that may be made to any individual, and (iii) obtain shareholder approval of the increased number of shares that may be subject to incentive stock options under Code Section 422.
Our board of directors recommends that our shareholders vote FOR the amendment to the 2013 Plan because it believes that increasing the 2013 Plan's share reserve is critical to providing the additional shares and the types and sizes of awards that will be critical in enabling us to continue to provide a competitive mix of compensation to our directors and key employees.
Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval of the amendment to the 2013 Plan.  If the amendment to the 2013 Plan is not approved by the shareholders, the 2013 Plan will remain in effect, and we will remain subject to its existing share reserve.

Factors Considered in Setting the Size of the Requested Share Reserve Increase
In determining the amount by which the share reserve for the 2013 Plan should be increased, we considered a number of factors, including the following:
•
Importance of long-term equity incentives.  Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning executives' interests with the interests of shareholders and serving as an effective retention device.  Our ability to continue to provide a competitive level of long-term equity incentives is considered to be of utmost importance to our success.

•
Our three-year equity award burn rate.  Our three-year average annual equity grant rate, or "burn rate," for the 2013-2015 period was 2.55%, calculated on the basis utilized by the Proxy Advisory Services division of Institutional Shareholder Services, Inc. ("ISS").  This compares to ISS's benchmark guidance of 3.12% for our industry classification among Russell 3000 companies.

•
Current and projected dilution.  As of December 31, 2015, the 4,375,336 shares of our common stock subject to unvested and unexercised awards under the 2013 and 2009 Plans and available for future awards under the 2013 Plan represented approximately 6.7% of the fully-diluted number of our common shares outstanding.  The 1,600,000 shares proposed to be added to the 2013 Plan's share reserve would increase the dilution percentage to approximately 9.0%.

Expectations regarding future share usage under the 2013 Plan are naturally based on a number of assumptions regarding various factors, the most significant of which is our future stock price performance, and which also include future changes in the population of eligible participants, future changes to compensation amounts, the rate at which shares are returned to the 2013 Plan reserve through forfeitures, cancellations and the like, and the level at which performance-based awards pay out.  Future share usage estimates can vary significantly based on changes in assumptions, and actual results will differ from current expectations to the extent that actual events differ from the assumptions utilized.
Key Compensation Practices
The 2013 Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:
•
No repricing of underwater options or stock appreciation rights without shareholder approval.  The 2013 Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or stock appreciation rights ("SARs") when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•
No discounted option or SAR grants.  The 2013 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of "substitute awards" as described below).

•
Minimum vesting period for full value awards.  For equity awards other than options and SARs (referred to as "full value awards"), a minimum vesting period of three years is prescribed for awards subject only to service-based vesting conditions and one year for awards subject to performance-based vesting conditions, subject only to limited exceptions.

•
Double trigger accelerated vesting following a change in control.  The 2013 Plan provides that if outstanding awards are continued, assumed or replaced in connection with a change in control, accelerated vesting of an award will occur if employment is terminated involuntarily (other than for "cause") within 24 months of the change in control.

•
Conservative share recycling provisions.  We may not add back to the 2013 Plan's share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with an option or SAR award, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•
No liberal definition of "change in control."  No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control is imminent.

•
Dividends and dividend equivalents subject to performance conditions.  Dividends and dividend equivalents payable with respect to the unvested portion of full value awards whose vesting is subject to the satisfaction of performance conditions will be subject to the same restrictions as the underlying shares or units.

Description of the 2013 Incentive Plan
The major features of the 2013 Plan as proposed to be amended are summarized below.  The summary is qualified in its entirety by reference to the full text of the 2013 Plan, which has been filed as Appendix B to the definitive proxy statement for our 2016 Annual Meeting that we have filed with the Securities and Exchange Commission ("SEC") and is available at the SEC's website, www.sec.gov.
Purpose of the 2013 Plan.  The 2013 Plan is intended to advance the interests of our company and its shareholders by enabling us to attract and retain the best available personnel for positions of responsibility, and to provide them with incentive awards intended to align their interests with those of our shareholders and thereby promote our long-term business success.
Eligible Participants.  All employees, consultants, advisors and independent contractors of the company or any subsidiary, as well as all non-employee directors of the company, are eligible to receive awards under the 2013 Plan.  As of March 31, 2016, there were approximately 25 employees or non-employee directors of the company, and an indeterminate number of consultants and advisors, who would be eligible to receive awards under the 2013 Plan.  Although not necessarily indicative of future grants under the 2013 Plan, as of the same date, all of our full-time employees and non-employee directors have been granted awards under the 2013 Plan.
Administration.  The 2013 Plan will be administered by the compensation committee.  To the extent consistent with applicable law, the compensation committee may delegate its duties, power and authority under the 2013 Plan to any of its members, to our executive officers or non-employee directors with respect to awards to participants who are not themselves our directors or executive officers or, in connection with non-discretionary administrative duties, to one or more agents or advisors.
The compensation committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards.  The compensation committee may also establish and modify rules to administer the 2013 Plan, interpret the 2013 Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, modify the terms of outstanding awards to the extent permitted under the 2013 Plan, and require or permit the deferral of the settlement of an award.  Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2013 Plan prohibits the compensation committee from repricing any outstanding "underwater" option or SAR awards without the prior approval of our shareholders.  For these purposes, a "repricing" includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award and granting in exchange replacement options or SARs having a lower exercise price or canceling an underwater option or SAR award in exchange for cash, other property, a full value award or a cash incentive award.
Subject to certain limits in the 2013 Plan, the compensation committee may also establish subplans or modify the terms of awards under the 2013 Plan with respect to participants who reside outside of the United States or are employed by a non-U.S. subsidiary in order to comply with local legal requirements.
Available Shares and Limitations on Awards.  A maximum of 5,600,000 shares of our common stock are available for issuance under the 2013 Plan, plus the number of shares that remained available for future grants under the 2009 Plan on the date our shareholders originally approved the 2013 Plan.  Under the terms of the 2013 Plan, the number of shares of common stock subject to options or SARs that may be granted to any one participant during a calendar year may not exceed 500,000.  No more than 5,600,000 shares may be issued pursuant to the exercise of incentive stock options.  Certain additional limitations on individual awards intended to qualify as performance-based compensation under Code Section 162(m) are discussed below.  All of these share limitations are subject to adjustment for changes in our corporate structure or shares, as described below.  The shares of common stock covered by the 2013 Plan are authorized but unissued shares.
The 2013 Plan's available share reserve is decreased by one share for every share subject to an outstanding award.  Where the number of shares subject to an award is variable on the grant date, such as in connection with a performance-based award, the 2013 Plan provides that the number of shares to be counted against the share reserve prior to the settlement of the award will be the maximum number of shares that could be received under that particular award.
Any shares of common stock subject to an award under the 2013 Plan, or to an award under the 2009 Plan that was outstanding on the date our shareholders originally approved the 2013 Plan, that expires, is forfeited or terminated, or is settled or paid in cash will, to the extent of such expiration, forfeiture, termination or settlement, automatically become available for future awards under the 2013 Plan.  Similarly, any shares tendered or withheld to satisfy any tax withholding obligation in connection with a full value award will also become available for future awards under the 2013 Plan.  However, any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with an option or SAR award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards.
Awards granted or shares of our common stock issued under the 2013 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as "substitute awards") will not reduce the share reserve under the 2013 Plan.  Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the unused shares under that pre-existing plan may be used for awards under the 2013 Plan and will not reduce the share reserve under the 2013 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.
Types of Awards.  The 2013 Plan permits us to grant stock option awards, SAR awards, restricted stock awards, stock unit awards, other stock-based awards and cash incentive awards to eligible recipients.  These types of awards are described in more detail below.

Options.  Employees of our company or any subsidiary may be awarded "incentive stock options" within the meaning of Code Section 422, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as "nonqualified stock options."  The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier.  "Fair market value" under the 2013 Plan as of any date means the closing sale price of a share of our common stock on the NYSE MKT exchange on the immediately preceding trading day.  As of March 31, 2016, the closing sale price of a share of our common stock on the NYSE MKT was $3.99.
The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the compensation committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a "net exercise" of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us.  Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.
An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the compensation committee, and no option may have a term greater than 10 years from its date of grant.
Stock Appreciation Rights.  A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares.  The compensation committee determines whether payment will be made in shares of our common stock, cash or a combination of both.  The exercise price per share of a SAR award will be determined by the compensation committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier.  A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2013 Plan, as may be determined by the compensation committee.
Restricted Stock Awards.  A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the compensation committee.  Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture.  The compensation committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals.  Unless otherwise specified by the compensation committee, dividends and distributions paid on restricted shares will be subject to the same restrictions as the underlying shares, except for regular cash dividends on awards that are subject only to service-based vesting conditions.  Participants are entitled to vote restricted shares prior to the time they vest.
Stock Unit Awards.  A stock unit award is a right to receive the fair market value of a share of our common stock, payable in cash, shares, or a combination of both, that vests at such times and in such installments as may be determined by the compensation committee.  Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture.  Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2013 Plan, as may be determined by the compensation committee.  The compensation committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any dividend equivalents paid on an unvested performance-based award of either type must be subject to the same restrictions as the underlying units or share equivalents.

Other Stock-Based Awards.  The compensation committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2013 Plan.  The compensation committee has complete discretion in determining the terms and conditions of such awards.
Cash Incentive Awards.  The compensation committee may grant performance-based awards that are settled in cash or other forms of awards under the 2013 Plan or a combination thereof.  The compensation committee has complete discretion in determining the amount, terms and conditions of such awards.
Minimum Vesting Periods.  For full value awards, a minimum vesting period of three years is prescribed for awards that are subject only to service-based vesting conditions, and an award subject to performance-based vesting conditions must have a performance period of at least one year.  These required vesting periods will not apply: (i) to awards granted in payment of other earned compensation, (ii) upon a change in control, (iii) upon termination of service due to death or disability, (iv) to a substitute award that does not reduce the vesting period of the award being replaced, (v) to awards made to non-employee directors, or (vi) to awards involving an aggregate number of shares not in excess of 5% of the 2013 Plan's share reserve.
Transferability of Awards.  In general, no right or interest in any award under the 2013 Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution.  However, the compensation committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant's family member or pursuant to a qualified domestic relations order.  Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.
Effect of Termination of Service.  If a participant's employment or other service relationship with us and our subsidiaries is terminated, the 2013 Plan provides that unvested portions of his or her outstanding awards will be forfeited and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of either 90 days or one year after termination, depending on the reason for the termination, unless the termination is for cause.  In that case, the vested but unexercised portions of option and SAR awards will also be terminated.  The compensation committee may provide for different termination consequences in an individual award agreement.
Performance-Based Compensation Under Section 162(m).  The compensation committee may grant full value awards and cash incentive awards under the 2013 Plan to employees who are or may be "covered employees," as defined in Code Section 162(m), that are intended to be "performance-based compensation" within the meaning of Section 162(m) in order to preserve the deductibility of those awards for federal income tax purposes.  Under current IRS interpretations applicable to us, "covered employees" of a company for any year are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the company at the end of that year.  Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the compensation committee for the performance period are satisfied.  Option and SAR awards granted under the 2013 Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.
The maximum number of our shares that may be the subject of full value awards that are intended to qualify as performance-based compensation for purposes of Section 162(m), that are denominated in shares or share equivalents and that are granted to any participant during any calendar year may not exceed 500,000 shares.  The maximum amount payable with respect to any cash incentive awards and full value awards that are denominated other than in shares or share equivalents and that are granted to any one participant during any calendar year shall not exceed $10,000,000.

The pre-established performance goals set by the compensation committee must be based on one or more of the following performance measures specified in the 2013 Plan: (i) revenues; (ii) gross profit; (iii) income from operations; (iv) net income; (v) earnings before income taxes; (vi) earnings before interest and taxes; (vii) earnings before interest, taxes, depreciation and amortization; (viii) earnings before interest, taxes, depreciation, amortization and share-based compensation expense; (ix) net income per share (basic or diluted); (x) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; (xi) cash flow; (xii) market share; (xiii) margins (including, but not limited to, one or more of gross, material, contribution, operating and net earnings margins); (xiv) stock price; (xv) total stockholder return; (xvi) asset quality; (xvii) non-performing assets; (xviii) operating assets; (xix) balance of cash, (xx) cash equivalents and marketable securities; (xxi) improvement in or attainment of expense levels or cost savings; (xxii) economic value added; (xxiii) improvement in or attainment of working capital levels; (xxiv) employee retention; (xxv) employee safety; (xxvi) customer satisfaction; (xxvii) production levels; (xxviii) proved, probable and/or possible reserve levels and/or additions; (xxix) discounted present value of proved, probable and/or possible reserves; (xxx) debt, credit or other leverage measures or ratios; (xxxi) finding and development costs; (xxxii) property or mineral leasehold acquisitions or dispositions; and (xxxiii) implementation or completion of critical projects.
The compensation committee may select one measure or multiple measures for assessing performance, and the measurement may be based upon company-wide, subsidiary, business unit or individual performance, and may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies or other external measures.  The compensation committee will define in an objective fashion the manner of calculating the performance goals based on the performance measures it elects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m).  In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.
Approval of the amendment to the 2013 Plan at the 2016 Annual Meeting will be deemed to include re-approval of the material terms of awards intended to qualify as performance-based compensation under Section 162(m), including the business criteria on which performance goals are based and the maximum awards that may be made to any individual.
Change in Control.  If a change in control of our company occurs and any outstanding award is continued, assumed or replaced by the company or the surviving or successor entity in connection with the change in control, and if within 24 months after the change in control a participant's employment or other service is terminated without cause, then (i) each of the participant's outstanding options and SARs will become exercisable in full, and (ii) each of the participant's unvested full value awards will fully vest.  If any outstanding award is not continued, assumed or replaced in connection with the change in control, then the same consequences as specified in the previous sentence will occur in connection with a change in control unless and to the extent the compensation committee elects to terminate such award in exchange for a payment in an amount equal to the intrinsic value of the award (or, if there is no intrinsic value, the award may be terminated without payment).  The compensation committee may provide for different change in control consequences in an individual award agreement.
If any payments or benefits provided under the 2013 Plan taken together with other payments an individual may receive in connection with a change in control may constitute a "parachute payment" under Code Section 280G, such payments or benefits may be reduced to provide the individual with the best after-tax result.  Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Code Section 4999 is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

The 2013 Plan generally defines a "change in control" as a merger or consolidation involving us, a sale of all or substantially all of our assets, the acquisition by a person or group of more than 50% of the voting power of our stock, or certain changes in the composition of our board of directors.  "Cause" for termination is generally defined as a material violation of law, including fraud, theft or embezzlement; intentional damage to the company's assets; willful and continued failure to substantially perform required duties for the company; or willful conduct demonstrably and materially injurious to the company.
Share Adjustment Provisions.  If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as "equity restructurings"), the compensation committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2013 Plan, (ii) outstanding awards as to the class, number of shares and exercise price per share, and (iii) award limitations prescribed by the 2013 Plan.  In connection with other types of transactions that may also affect our common stock, such as reorganizations, mergers or consolidations, the compensation committee may make similar equitable adjustments in its discretion.
Deferral of Payouts.  The compensation committee may permit or require the deferral by a participant of the receipt of shares or cash in settlement of any full value award or cash incentive award under the 2013 Plan, and will prescribe the terms, conditions and procedures for such deferrals.  Shares to effect the settlement of any such deferral will be drawn from and charged against the 2013 Plan's share reserve.
Effective Date and Term of the 2013 Plan.  The 2013 Plan became effective on April 5, 2013, the date it was originally approved by our board of directors, subject to approval by our shareholders within 12 months thereafter.  Our shareholders originally approved the 2013 Plan on May 23, 2013.  Unless terminated earlier, the 2013 Plan will terminate on May 23, 2023.  Awards outstanding under the 2013 Plan at the time it terminates will continue in accordance with their terms.  Our board of directors may suspend or terminate the 2013 Plan at any time.
Amendment of the Plan.  Our board of directors may amend the 2013 Plan at any time, but no amendments will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of the exchange on which our common shares are then listed.  No amendment of the 2013 Plan may adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2013 Plan, based on current statutes, regulations and interpretations.
Nonqualified Stock Options.  If a participant is granted a nonqualified stock option under the 2013 Plan, the participant will not recognize taxable income upon the grant of the option.  Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant's basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised.  Any subsequent gain or loss will be taxable as a capital gain or loss.  The company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options.  If a participant is granted an incentive stock option under the 2013 Plan, the participant will not recognize taxable income upon grant of the option.  Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise.  However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax.  If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the company will not be entitled to any deduction.  Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.
Other Awards.  The current federal income tax consequences of other awards authorized under the 2013 Plan generally follow certain basic patterns.  SAR awards are taxed and deductible in substantially the same manner as nonqualified stock options.  An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant.  Stock unit awards and cash incentive awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable.  In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.
Section 162(m) of the Code.  Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as "performance-based compensation."  The 2013 Plan is intended to meet the requirements of Section 162(m), but full value awards and cash incentive awards granted under the 2013 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established objective performance goals.

Section 409A of the Code.  The foregoing discussion of tax consequences of awards under the 2013 Plan assumes that the award discussed is either not considered a "deferred compensation arrangement" subject to Section 409A of the Code, or has been structured to comply with its requirements.  If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed "deferred," would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the Amended Plan

The amendment to the 2013 Plan will not become effective until it is approved by our shareholders and, with one exception, the compensation committee has not approved any awards that are conditioned upon shareholder approval of the proposed amendment to the 2013 Plan.

That exception involves the performance-based restricted stock award granted to Mr. Stoelk on April 8, 2016 in connection with his new employment agreement, as discussed on page 34 of this proxy statement.  Pursuant to that award, if the company's total shareholder return ("TSR") over the relevant performance periods as compared to its peers is at or above the 75th percentile, up to 170,764 additional shares beyond the target level for the award may vest and be received by Mr. Stoelk.  However, because the share reserve of the 2013 Plan prior to its amendment is not sufficient to accommodate 56,258 of the additional shares that could become issuable under this award if maximum TSR performance were to be achieved, the compensation committee conditioned the issuance of that number of shares under this award on shareholder approval of the proposed amendment to the 2013 Plan.  The following required table summarizes the number of shares subject to awards that are conditioned upon shareholder approval of the amendment to the 2013 Plan:

New Plan Benefits
2013 Incentive Plan, as amended
Name and Position	Number of Shares (#)
Michael Reger, CEO	-
Thomas Stoelk, CFO	56,258
Erik Romslo, EVP, General Counsel & Secretary	-
Brandon Elliott, EVP, Corporate Development & Strategy	-
Darrell Finneman, Former EVP, Land	-
All current executive officers, as a group	56,258
All current directors who are not executive officers, as a group	-
All employees who are not executive officers, as a group	-

More generally, because all awards under the 2013 Plan are discretionary with the compensation committee, neither the number nor types of future 2013 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

Required Vote

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of this Proposal 4.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THIS PROPOSAL 4.

PROPOSAL 5

NONBINDING ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following proposal, commonly known as a ''Say on Pay'' proposal, provides our shareholders with a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table on page 43 of this proxy statement.  Because your vote on this proposal is advisory, it will not be binding upon us or our board of directors.  However, the compensation committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.
Before you vote on the resolution below, please carefully review the entire "Compensation Discussion and Analysis" beginning on page 30 and the tables, narrative disclosure and footnotes that follow the "Compensation Discussion and Analysis."  The "Compensation Discussion and Analysis" contains important information about our executive compensation program and philosophy.  It also explains how and why the compensation committee made specific decisions about the named executive officers' compensation for their 2015 performance.
Resolved, that the shareholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.
Required Vote

We will consider our shareholders to have approved our executive compensation if the number of votes cast "FOR" this Proposal 5 exceeds the number of votes cast "AGAINST" this Proposal 5.  With respect to this proposal, a shareholder who abstains and a shareholder who does not vote (including a broker non-vote) will have no effect on the outcome of this Proposal 5.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE "FOR" THIS PROPOSAL 5.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2015 compensation program for the following named executive officers, who were the only individuals who served as executive officers during 2015:

Michael Reger	Chief Executive Officer and Director
Thomas Stoelk	Chief Financial Officer
Erik Romslo	Executive Vice President, General Counsel and Secretary
Brandon Elliott	Executive Vice President, Corporate Development and Strategy
Darrell Finneman	Former Executive Vice President, Land (employment terminated on September 30, 2015)

Executive Summary

During 2015, our company made significant financial and operating achievements, which the compensation committee believes warranted significant rewards to our management team.  Our 2015 highlights included:

•	Reduced capital expenditures by 76% compared to 2014, while still growing total production by 3% year-over-year
•	Oil and gas sales, when you include cash from settled derivatives, totaled $363.7 million for 2015
•
Despite a 52% drop in the pre-hedged average sales price per barrel of oil in 2015 as compared to 2014, our realized price per barrel declined only 11% when you include the impact of cash from settled derivatives

•	Reduced cash general and administrative expenses by $2.1 million or 14% compared to 2014
•	Ended the year with $403.4 million of liquidity, composed of $3.4 million in cash and $400 million of revolving credit facility availability
These achievements were driven by the management team's continued focus on capital discipline, balance sheet strength, liquidity and cost containment.  We took aggressive steps to reduce capital commitments in late 2014 and early 2015.  These actions, together with the strong crude oil hedging position we had built for 2015, allowed us to generate free cash flow in the second half of 2015, which we used to reduce the amount we have drawn on our revolving credit facility from $188 million as of June 30, 2015, to $125 million as of March 1, 2016.  In addition, when oil prices temporarily improved in the spring of 2015, we termed out a portion of our revolving credit facility debt with a $200 million offering of senior notes that mature in 2020, and added to our hedge book with 900,000 barrels of crude oil swaps at $65 per barrel in the second half of 2016. As a result of these actions, we have maintained liquidity and flexibility that leaves us relatively better positioned to weather the ongoing downturn in commodity prices and challenging industry environment.

The foregoing 2015 business highlights resulted in very positive operational and financial results, which in turn led to a high level of achievement on the objective performance metrics under our 2015 short-term incentive program (or STIP) and 2015 long-term equity incentive program (or LTIP).  Under our STIP, the company's results met or exceeded the maximum performance goals for cash general and administrative cost reductions, reductions in capital expenditure commitments, secured debt coverage ratio, and internal rate of return objectives.   In addition, the company's total shareholder return exceeded all but one of the companies in the 2015 peer group, which also exceeded the maximum performance goal under the LTIP.  The 2015 STIP and 2015 LTIP are described in more detail below under "Annual Short-Term Incentive Program" and "2015 Long-Term Equity Incentive Program."

These achievements would have allowed for maximum STIP and LTIP awards of up to 180% and 300%, respectively, of base salary for each executive officer.  However, in making year-end compensation decisions, the compensation committee took into account not just the positive company achievements described above, but also the challenging current industry environment, the significant downturn in commodity prices, and the ongoing negative impact on the price of our common stock on an absolute basis.  As a result, the compensation committee exercised its discretion to set the STIP and LTIP awards for executive officers significantly below the maximum awards that would have been permitted, reducing the awards to the following levels: (i) cash awards under the STIP totaling 130% of base salary for Messrs. Reger and Stoelk (80% earned under performance metrics, plus 50% discretionary) and 105% for Messrs. Romslo and Elliott (80% earned under performance metrics, plus 25% discretionary); (ii) restricted stock awards under the LTIP totaling 200% of base salary for Messrs. Reger and Stoelk (150% earned under performance metric, plus 50% discretionary) and 150% for Messrs. Romslo and Elliott (150% earned under performance metric, plus 0% discretionary).

The compensation committee recognizes that these are still significant awards, and that a year of positive financial and operating results does not ensure future success in the current environment.  However, we believe that our annual short- and long-term incentive programs motivate and reward executive actions most likely to lead to success in any business environment, and are aligned with the best interests of our shareholders.

In light of the challenging current industry environment, the compensation committee determined to leave executive officer base salaries unchanged for 2016 at 2015 year-end levels, although Messrs. Stoelk and Romslo subsequently received base salary increases of 4% and 3%, respectively, in connection with their new employment agreements entered into in April 2016.

Overview

Our compensation committee is responsible for establishing director and executive officer compensation, as well as policies and programs to insure that they are consistent with our compensation philosophy and principles of corporate governance.  The compensation committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the committee deems appropriate.  Our compensation committee has historically reviewed and approved base salary and incentive compensation levels, employment agreements and benefits of executive officers and other key employees.

We have implemented a compensation program that is designed to reward our management for maximizing shareholder value and ensuring the long-term stability of our company.  Our compensation program is intended to reward individual accomplishments, team success and corporate results.  It also recognizes the varying responsibilities and contributions of each employee and is intended to foster an ownership mentality among our management team.

Prior to 2012, year-end compensation decisions for our executive officers were made primarily using a post hoc process where the compensation committee reviewed company and individual performance at the end of the year, and then made decisions regarding year-end annual bonuses and long-term incentive awards.  The compensation committee had historically utilized this methodology due to the difficulty of setting meaningful performance goals for an early-stage company experiencing rapid growth in a dynamic business environment.  With the maturing of our company and the business environment in which we operate, the compensation committee determined in 2012 that it was appropriate to increase our reliance on pre-determined performance goals in determining executive compensation.  As such, amounts paid to executive officers under our short-term incentive program, and the number of restricted shares granted to executive officers under our long-term equity incentive program, are now largely driven by performance relative to pre-determined performance goals.  However, the compensation committee does retain meaningful discretion to allow them to tailor awards based on circumstances as they see fit.  This balance of performance goals and discretion as it relates to our compensation programs is described in more detail below under "Annual Short-Term Incentive Program" and "Long-Term Equity Incentive Program."

In 2015, we held a stockholder advisory vote on the compensation paid to our named executive officers for 2014, which resulted in approximately 98% of the votes cast approving such compensation.  Our compensation committee evaluated the results of last year's advisory vote on executive compensation and, given the support expressed by stockholders, did not make any specific changes to our executive compensation program as a result thereof.

Compensation Consultant and Peer Group

The compensation committee has from time to time engaged independent consultants to advise it on peer group executive compensation practices, potential compensation packages for existing or possible new executives, and in connection with other projects, including the selection of peer groups for executive compensation analysis purposes. During 2015, neither the compensation committee nor management engaged any compensation consultant for the company.

The compensation committee has selected and made changes to our peer group over time primarily due to changes in the financial and operating profiles of our company and potential peer companies, as well as our compensation committee's subjective determination regarding the companies with whom we compete for executive talent and the most appropriate companies against which to compare our total shareholder return.  In recent years, the primary function that our peer group serves in our executive compensation program is as the comparative group in calculating our company's relative total shareholder return for purposes of both our long-term equity incentive programs and Mr. Reger's performance-based restricted stock grant, which are described in more detail below under "Long-Term Equity Incentive Program" and "Employment Agreements," respectively.

The 2015 peer group selected by the compensation committee consisted of Bill Barrett Corp., Emerald Oil, Inc., Goodrich Petroleum Corp., Gulfport Energy Corp., Halcon Resources Corp., Magnum Hunter Resources Corp., Oasis Petroleum Inc., Resolute Energy Corp., Rosetta Resources Inc., Swift Energy Company, Triangle Petroleum Corporation and Whiting Petroleum Corp.

The 2016 peer group selected by the compensation committee consists of Abraxas Petroleum Corp., Continental Resources, Inc., Emerald Oil, Inc., Halcon Resources Corp., Legacy Reserves LP, Oasis Petroleum Inc., Resolute Energy Corp., QEP Resources, Inc., SM Energy Company, Triangle Petroleum Corporation, Whiting Petroleum Corp., and WPX Energy Inc.

The compensation committee periodically reviews detailed information regarding the executive compensation programs of companies both inside and outside of our current peer group.  The compensation committee does not seek to apply any particular benchmark relative to the peer group in setting compensation levels.  However, the peer group data is considered in connection with setting base salaries, developing our annual executive compensation program, and making year-end determinations under the annual short-term and long-term equity incentive programs.

Role of Executives in Establishing Compensation

The compensation committee makes the final determination of all compensation paid to our named executive officers and directs all compensation decisions affecting our executive officers.  However, management also plays a role in the determination of executive compensation levels.  At the end of each year, management provides recommendations to the compensation committee regarding any discretionary items affecting short- and long-term incentive compensation for the year.  Management also provides advance input on the structure of our annual short- and long-term incentive programs and performance goals to be used thereunder, as well as the selection of peer companies to be used by the compensation committee for executive compensation purposes.  However, the compensation committee has no obligation to accept management's recommendations, and meets regularly in executive session to discuss and ultimately set executive compensation.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives.  We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs.  Our compensation program is intended to reward exceptional organizational and individual performance.  Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•
Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;

•	Motivate management to enhance long-term stockholder value and to align our executives' interests with those of our stockholders;
•	Correlate a portion of management's compensation to measurable financial and operating performance;
•	Evaluate and rate performance relative to the existing market conditions during the measurement period; and
•	Set compensation and incentive levels that reflect competitive market practices.

The principal components of our executive compensation program are base salary, annual short-term incentive bonuses and long-term incentive awards.  We blend these elements in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders.

We have traditionally utilized stock incentives as a means to align the interests of our management with the interests of our shareholders and motivate our management to enhance shareholder value.  Stock issuances to-date have been designed to serve as both short-term rewards and long-term incentives.  As a result, each of our named executive officers who have served with the company for at least one year holds a significant number of shares of our outstanding common stock.

Employment Agreements

We have traditionally employed our executive officers under written employment agreements governing certain terms and conditions of their employment.

In October 2015, we entered into an amended and restated employment agreement with our chief executive officer, Mr. Reger, to replace his prior employment agreement with the Company.  Under his new agreement, Mr. Reger accepted a reduction in his annual base salary from $892,320 to $750,000, and various other terms requested by the compensation committee, including a provision that will subject Mr. Reger to any "clawback" or similar policy hereafter adopted by our board of directors to comply with applicable law, and the revision of his "change in control" definition to better conform to current norms.  In exchange for the reduction in base salary and other terms requested by the compensation committee, and to provide Mr. Reger a strong incentive aligned with the interests of our shareholders, under the new agreement Mr. Reger received: (i) an award of shares of restricted stock valued at $3.75 million (based on the closing price of our common stock on October 7, 2015), which are subject to time-based vesting in four equal annual installments from 2016 through 2019, and (ii) an additional award of shares of restricted stock also valued at $3.75 million (based on the closing price of our common stock on October 7, 2015), which are subject to performance-based vesting in four equal annual installments from 2016 through 2019.

These restricted stock awards are meant to closely align Mr. Reger's interests with those of our shareholders and highly incentivize him to drive shareholder value.  The performance-based award contains four annual tranches of vesting, each subject to its own annual performance period (calendar years 2015-2018).  The number of shares that vest each year will be dependent upon the company's relative total shareholder return ("TSR") compared to a group of peers selected annually by the compensation committee, with zero percent of that year's tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile.  While structured as a single award, the fact that the compensation committee will annually select a peer group applicable to that performance period effectively results in an annual setting of performance goals under the award, which, in accordance with accounting and disclosure requirements, requires us to treat each of the four annual tranches as a separate award with a separate grant date and grant date fair value for purposes of the tables included below under "Summary Compensation Table" and "Grants of Plan-Based Awards."

During the fourth quarter of 2015, our original employment agreements with Messrs. Stoelk and Romslo expired pursuant to their terms, although each individual remained employed by the company.  In April 2016, we entered into a new employment agreement with each of Messrs. Stoelk and Romslo.  In connection with those agreements, and to provide both executives a strong incentive aligned with the interests of our shareholders: (i) Mr. Romslo received an award of 80,000 shares of restricted stock, which are subject to time-based vesting in four equal annual installments from 2017 through 2020, (ii) Mr. Stoelk received an award of 341,530 shares of restricted stock, which are subject to time-based vesting in four equal annual installments from 2017 through 2020, and (iii) Mr. Stoelk received an additional award of 341,530 shares of restricted stock, which are subject to performance-based vesting in four equal annual installments from 2017 through 2020.  Mr. Stoelk's performance-based award is substantially similar to the TSR-based award described above for Mr. Reger, and the number of shares that Mr. Stoelk received under each of his awards was selected to be half of the number of shares that Mr. Reger received under his analogous awards in October 2015.

Certain other provisions of agreements with our named executive officers are summarized below under "Potential Payments upon Termination or Change in Control."

Elements of Compensation

The total compensation and benefits program for our executive officers generally consists of a combination of the following components:

•	base salaries;
•	annual short-term incentive program;
•	long-term equity-based incentive compensation;
•	retirement, health and welfare benefits;
•	perquisites; and
•	severance/change of control arrangements.

Base Salaries

We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year.  This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality.  The base salaries are designed to reflect the experience, education, responsibilities and contribution of the individual executive officers.  This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation.  Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including organizational and competitive analyses, and qualitative, including the compensation committee's perception of the executive's experience, performance and contribution to our business objectives and corporate values.

For 2011, 2012 and 2013, Mr. Reger requested, and the compensation committee agreed, that he would not receive any base cash compensation, meaning that for this period he was compensated primarily through equity awards, with the exception of receiving some or all of his year-end bonuses in cash.  Receiving primarily stock compensation for this period was intended to strongly align the personal performance and success of Mr. Reger, who co-founded our business, with the interests and success of our shareholders.  For 2014 and 2015, the compensation committee determined to pay Mr. Reger's base salary in cash rather than equity awards to conform to more typical compensation practices.  Mr. Reger's base salary was increased to $858,000 for 2014, and further increased to $892,320 for 2015, each time a four percent increase pursuant to the terms of his prior employment agreement.  In October 2015, we entered into a new employment agreement with Mr. Reger that reduced his base salary rate to $750,000 per year.  As a result, Mr. Reger was paid total base salary of $868,600 in 2015, and is expected to remain at $750,000 during 2016.

The annual base salaries of Messrs. Stoelk, Romslo and Elliott were increased by the compensation committee by 10% for 2015 over 2014, in recognition of both strong individual and company performance during 2014.  Mr. Finneman joined the company in October 2014 with an annual base salary of $220,000, a rate which remained unchanged until his departure (in connection with our cost reduction effort) in September 2015.

In light of the challenging current industry environment, the compensation committee determined to leave executive officer base salaries unchanged for 2016 at 2015 year-end levels, although Messrs. Stoelk and Romslo subsequently received base salary increases of 4% and 3%, respectively, in connection with their new employment agreements entered into in April 2016.

Annual Short-Term Incentive Program

Our short-term incentive program (or STIP) is designed to provide variable cash compensation each year dependent upon the achievement of financial and operating performance objectives, as well as individual executive performance.  The STIP is available to our executive officers and provides the opportunity to receive a performance-based cash bonus in March each year based on the prior year's results.  The total bonus is determined considering those results as measured against quantitative targets set by the compensation committee early in the performance year, as well as discretionary considerations based on areas of additional focus by the compensation committee.  The weighting and performance levels for the quantitative measures and discretionary objectives are communicated to our executive officers at the time they are set.  Individual bonus amounts take into account both company and individual performance, which result in a percentage multiplier that is applied to the executive's annual base salary. The maximum amount payable under the program is 200% of an executive's base salary.

The performance level for each quantitative measure and discretionary considerations take into account prior year results and current year strategic objectives, planned projects and capital spending plans.  We believe that they are set aggressively in light of these variables and require achievement of significant performance.  The performance levels for the quantitative measures may provide for adjustments to account for the effects of certain circumstances that may arise during the year, such as significant acquisitions or divestitures.

Our compensation committee reviews information provided by our management on actual results for each quantitative measure.  The sum of the bonus factors, as adjusted for weighting, yields the final quantitative bonus percentage factor.  Our compensation committee likewise considers our results as measured against objectives in determining the final discretionary bonus factor.

2015 Quantitative Measures (50% weighted)

Our compensation committee compared our 2015 results to targets in the following areas in arriving at the final quantitative weighted factor for our STIP:

	Performance Levels
2015 Performance Goals (equally weighted)	Threshold	Target	Maximum	Actual Company Performance	Bonus Paid for Achievement (% of Annual Salary)
Proved Reserves Maintenance(1)	92%	95%	100%	71.3%	0%
Cash G&A Reduction (2)	-1.0%	-2.5%	-4.0%	-12.8%	20%
Year-End Revolver Debt / 2015 Adjusted EBITDA(3)	1.55	1.45	1.35	0.54	20%
Reduction in CapEx Commitments(4)	$40 mil	$50 mil	$60 mil	$85.7 mil	20%
IRR Capital Discipline(5)	90%	95%	100%	100%	20%
					80%
_________________

(1)	Total year-end proved reserve volumes, 2015 compared to 2014 (holding pricing constant from 2014 year-end reserve report).
(2)	Reduction in cash general and administrative expense in 2015 compared to 2014.
(3)	Ratio of borrowings outstanding under revolving credit facility as of December 31, 2015, to 2015 Adjusted EBITDA.
(4)	Capital expenditure commitments as of December 31, 2014 that the company is able to eliminate.
(5)	Percentage of committed capital under new well proposals where internal IRR estimate is at least 25% (excluding well consents required to hold or preserve acreage).

As to this quantitative portion of the STIP, each performance goal was equally weighted at 10%, and each represented a stand-alone bonus opportunity, with threshold level performance resulting in 50% of the bonus opportunity, target level performance resulting in 100% of the bonus opportunity and maximum level performance resulting in 200% of the bonus opportunity (with incremental payout available for performance between threshold and target, or between target and maximum).  As shown in the foregoing table, the company achieved 2015 performance goals that resulted in a payout under the quantitative portion of the STIP equal to 80% of annual salary for each executive.
2015 Discretionary Component (50% weighted)
In addition to awards earned under the quantitative measures discussed above, the STIP includes a discretionary component that allows the compensation committee to approve the payment of additional bonus amounts in recognition of significant achievements or other factors it deems relevant.  In 2015, the key focuses of the compensation committee included balance sheet and liquidity management, among other matters.  Under the STIP, the company's achievement of at least one of the 2015 performance goals permitted a discretionary bonus payout to each executive of up to an additional 100% of annual salary, subject to compensation committee discretion to reduce that amount based on any factors it deemed relevant.
For each executive, the compensation committee elected to exercise its discretion to reduce the payouts under this portion of the STIP to target level (an additional 50% of base salary) for Messrs. Reger and Stoelk, and to threshold level (an additional 25% of base salary) for Messrs. Romslo and Elliott. These decisions were made taking into account both the positive and negative factors described above under "Executive Summary," as well as consideration of individual performance and compensation of the executives relative to similarly situated executives with other industry participants.
Mr. Finneman, whose employment was terminated in September 2015 in connection with a cost reduction effort by the company, did not receive any bonus payout under the STIP.  However, he did receive a severance payment equal to one year of base salary under his employment agreement and certain other benefits in connection with his departure.
As a result of the foregoing, in March 2016 the named executive officers were paid total cash bonuses under the 2015 STIP as follows: Mr. Reger – $1,129,180 (130% of base salary); Mr. Stoelk – $643,500 (130% of base salary); Mr. Romslo – $330,330 (105% of base salary); and Mr. Elliott – $288,750 (105% of base salary).

2016 Short-Term Incentive Program
The compensation committee has adopted a 2016 short-term incentive program that includes a matrix of performance goals that will be used in determining 2016 year-end cash incentive awards for executive officers.  The significant decline in commodity prices, and the challenges that is posing for our industry, led the compensation committee to adopt a program for 2016 focused on capital discipline, debt management, and cost containment.  As a result, the 2016 annual performance goals are based on metrics related to maintaining strict capital allocation discipline, debt levels, general and administrative expense reduction, and Adjusted EBITDA.  The maximum bonus payout under the program is 200% of an individual's base salary.  A portion of the bonus opportunity is dependent on achievement of specified threshold, target and maximum goals on each of the metrics, while the other portion is dependent on achievement of the specified threshold performance goal on any one of the metrics.  As to the latter portion of the bonus opportunity, our compensation committee retains the discretion to reduce the bonus amount that would otherwise be payable based on any factors it deems relevant, such as individual performance and external market conditions.

Long-Term Equity Incentive Program

The purpose of our long-term incentive compensation is to align the interests of our executives with those of our stockholders. Since equity awards may vest and grow in value over time, this component of our compensation plan is designed to provide incentives to reward performance over a sustained period.

Restricted stock awards represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment and occasionally achievement of certain performance objectives. We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among companies with whom we compete for executive talent.  The compensation committee typically has determined the size of any long-term equity award in connection with year-end compensation decisions.

2014 Long-Term Equity Incentive Program

In early 2014, the compensation committee adopted a 2014 long-term equity incentive program for purposes of determining the number of restricted shares to be issued to executive officers in early 2015.  The maximum restricted stock awards achievable under this program would have had a grant date fair value equal to 300% of base salary, as follows:

•
The first portion of the program consisted of a performance equity award to each executive officer with a maximum award value of 180% of 2014 annual base salary for Mr. Reger, and 150% for the other executives.  The actual value of restricted stock awards to be earned under this portion of the program was dependent on achievement relative to specified threshold, target and maximum goals on each of three performance goals, as specified in the table below. This portion of the program had a 60% weighting for Mr. Reger (maximum award value equal to 180% of base salary) and a 50% weighting for the other executives (maximum award value equal to 150% of base salary).

•
The second half of the program was left in the full discretion of the compensation committee to determine for each executive officer, based on any factors it deemed relevant, a potential additional restricted stock award in early 2015.  This portion of the program had a 40% weighting for Mr. Reger (maximum award value equal to 120% of base salary) and a 50% weighting for the other executives (maximum award value equal to 150% of base salary).

As to the first portion of this program, the matrix of performance goals, the company's achievement relative to these goals, and the award values earned in respect thereof (as a percentage of base salary) are summarized in the following table:

	Performance Levels				Award Value Earned For Achievement (% of Annual Salary)
2014 Performance Goals	Threshold	Target	Maximum	Actual Company Performance	CEO	Non-CEO
Stock Performance Relative to Peer Group(1)	≥25%	≥50%	≥75%	46.2%	55.4%	37%
Debt-Adjusted PV-10 Per Share(2)	$16.65	$17.03	$17.78	$14.68	-	-
Proved Reserves Growth(3)	15%	18%	20%	20.1%	45%	45%
					100.4%	82%
__________________

(1)	Determined based on change in average closing stock price for each trading day during 2014 vs. 2013, comparing the company to the 2014 peer group selected by the compensation committee. The company performed better than 6 of the 13 peer group companies, or 46.2%. This metric made up 30% (or half) of the total 60% weighting this portion of the program had for Mr. Reger, and 20% of the total 50% weighting this portion of the program had for the other executives.

(2)	Debt-adjusted PV-10 per share is calculated as PV-10 value of the company's 2014 year-end proved reserves, less outstanding borrowings at December 31, 2014, divided by common shares outstanding at December 31, 2014. This metric made up 15% (or a quarter) of the total 60% weighting this portion of the program had for Mr. Reger, and 15% of the total 50% weighting this portion of the program had for the other executives.
(3)	Proved reserves growth is the percentage increase in total proved reserves volumes in the company's year-end reserve report from 2013 to 2014 (based on consistent commodity pricing). This metric made up 15% (or a quarter) of the total 60% weighting this portion of the program had for Mr. Reger, and 15% of the total 50% weighting this portion of the program had for the other executives.
As to this first portion of the program, each performance goal was weighted as noted in the footnotes to the table above.  Each performance goal represented a stand-alone award opportunity, with threshold level performance resulting in 100% of the award opportunity, target level performance resulting in 200% of the award opportunity and maximum level performance resulting in 300% of the award opportunity.  Although no award could be earned for any one performance goal unless the threshold level was achieved on that performance goal, the executives were able to earn a pro rata portion of the award opportunity attributable to each performance goal for achievement between the threshold and target levels, or between the target and maximum levels.  As shown in the foregoing table, the company achieved 2014 performance goals that resulted in awards earned under this portion of the program equal to 100.2% of annual salary for Mr. Reger and 82.0% for the other executives.
As a result, under this portion of the program, each executive officer received a restricted stock grant on February 27, 2015, vesting in three approximately equal annual installments on March 1st of each year from 2016 through 2018, as follows: Mr. Reger – 99,974 shares ($861,776 grant date fair value); Mr. Stoelk – 42,787 shares ($368,824 grant date fair value); Mr. Romslo – 27,193 shares ($234,403 grant date fair value); Mr. Elliott – 23,770 shares ($204,897 grant date fair value); and Mr. Finneman – 5,229 shares ($45,074 grant date fair value).
As to the second portion of this program, the compensation committee elected to exercise its discretion by granting restricted stock awards with grant date fair values as follows (as a percentage of 2014 annual salary):  120% for Mr. Reger, 150% for Mr. Stoelk, 150% for Mr. Romslo, 150% for Mr. Elliott, and 100% for Mr. Finneman.  These amounts represented maximum level awards under this portion of the program for Messrs. Reger, Stoelk, Romslo and Elliott.  These awards were made in recognition of both strong individual performance by each executive during 2014, as well as very strong 2014 company performance.  The compensation committee also believed it was important to reward and incentivize retention of these long-term members of the management team in the currently challenging industry environment, and also meaningfully increase the value of the unvested portions of these executives' outstanding restricted stock awards, which had dropped significantly due to the substantial decline in commodity prices.  The award for Mr. Finneman, who just commenced employment with the company in October 2014, represented a target level award under this portion of the program.
As a result, under this portion of the program, each executive officer received an additional restricted stock grant on February 27, 2015, vesting in three approximately equal annual installments on March 1st of each year from 2016 through 2018, as follows: Mr. Reger – 119,443 shares ($1,029,599 grant date fair value); Mr. Stoelk – 78,306 shares ($674,998 grant date fair value); Mr. Romslo – 49,768 shares ($429,000 grant date fair value); Mr. Elliott – 43,503 shares ($374,996 grant date fair value); and Mr. Finneman – 6,381 shares ($55,004 grant date fair value).

2015 Long-Term Equity Incentive Program

In early 2015, the compensation committee adopted a 2015 long-term equity incentive program for purposes of determining the number of restricted shares to be issued to executive officers in early 2016.  The maximum restricted stock awards achievable under this program would have had a grant date fair value equal to 300% of base salary, as follows:

•
The first half of the program consisted of a performance equity award to each executive officer with a maximum award value of 150% of 2015 annual base salary.  The actual value of restricted stock awards to be earned under this portion of the program was dependent upon our company's 2015 total shareholder return ("TSR") relative to the 2015 peer group selected by the compensation committee.  If the company's 2015 TSR was equal to or greater than the 2015 TSR of at least 25%, 50% or 75% of the companies in the peer group, each executive would be entitled to a restricted stock award with a value equal to 50%, 100% or 150%, respectively, of 2015 annual base salary.

•
The second half of the program was left in the full discretion of the compensation committee to determine for each executive officer, based on any factors it deemed relevant, a potential additional restricted stock award with a maximum award value of 150% of 2015 annual base salary.

The compensation committee made its final determination of awards under this program on March 10, 2016.  As to the first half of this program, the company's 2015 TSR exceeded the TSR of 92% of the companies in the peer group.  This was above the 75% maximum level of performance, and as a result the executive officers were entitled to maximum restricted stock awards under this portion of the program, equal to 150% of 2015 base salary.
As a result, under this portion of the program, each executive officer received a restricted stock grant on March 10, 2016, vesting in three approximately equal annual installments on March 15th of each year from 2017 through 2019, as follows: Mr. Reger – 322,500 shares ($1,302,900 grant date fair value); Mr. Stoelk – 183,787 shares ($742,499 grant date fair value); Mr. Romslo – 116,806 shares ($471,896 grant date fair value); and Mr. Elliott – 102,103 shares ($412,496 grant date fair value).

As to the second half of this program, the compensation committee elected to exercise its discretion by granting additional restricted stock awards with grant date fair values as follows (as a percentage of 2015 annual salary):  50% for Mr. Reger and 50% for Mr. Stoelk.  Messrs. Romslo and Elliott did not receive additional awards under this portion of the program. In determining whether to grant an additional award to each executive officer, and the size of any such award, the compensation committee considered many factors, including the following: the positive and negative factors described above under "Executive Summary;" its qualitative assessment of each executive's performance and contributions during 2015; the remaining number of unvested shares held by each executive officer at the time; and compensation of each executive relative to similarly situated executives with other industry participants.

As a result, under this portion of the program, on March 10, 2016 the compensation committee made restricted stock grants vesting in three approximately equal annual installments on March 15th of each year from 2017 through 2019, as follows: Mr. Reger – 107,500 shares ($434,300 grant date fair value); and Mr. Stoelk – 61,262 shares ($247,498 grant date fair value).

2016 Long-Term Equity Incentive Program

The compensation committee has adopted a 2016 long-term equity incentive program that will determine the number of restricted shares that may be issued to executive officers in early 2017. Under this program, each executive officer has received a performance equity award with a maximum award value of 150% of 2016 base salary.  The actual performance equity award value that will be earned and utilized to determine the number of restricted shares to be received by each executive officer in early 2017 will be dependent upon our company's 2016 stock price performance relative to the peer group described above under "Compensation Consultant and Peer Group."  The number of restricted shares to be issued in early 2017 will be determined by dividing the earned performance equity award value by the then current fair market value of a share of our common stock. These restricted shares will vest over a subsequent three-year service-based vesting period.

Our compensation committee expects that it may supplement this performance equity award program with an additional time-vested restricted stock award to each executive officer in 2017, the grant date fair value of which may be as much as 150% of 2016 base salary, with the actual grant date fair value determined in the sole discretion of the compensation committee based on such individual or company-related factors that the compensation committee deems relevant.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees.  Under the terms of their employment agreements, the named executive officers are eligible for the same broad-based benefit programs on the same basis as the rest of our employees.  Our health and welfare programs include medical, dental and long and short term disability.

We maintain a 401(k) plan for our employees.  Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code.  We also provide a match contribution equal to 100% of an eligible employee's deferral contribution, up to 8% of the employee's earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2015 include payment of all 401(k) plan contributions, personal use of company-leased vehicles and payment of related expenses (or vehicle allowances) and personal use of company employees.  Our costs associated with providing the foregoing benefits for named executive officers in 2015 are reflected in the Summary Compensation Table and related disclosures below. The company does not allow any executive officer perquisites for tax gross-ups.

Severance/Change of Control Arrangements

We have agreements in place with our executive officers providing for severance compensation in connection with certain triggering events relating to a change of control of our company and/or termination of employment.  We have provided more information about these benefits below under "Potential Payments upon Termination or Change in Control."

Policies as to Company Securities

Our insider trading policy provides that company directors, officers and employees (and certain other covered individuals) may not, among other things, pledge company securities, purchase or sell puts or calls to sell or buy our securities, engage in short sales with respect to our securities, buy our securities on margin, or otherwise hedge their ownership of our stock.  We have not adopted any stock ownership guidelines or other holding period requirements applicable to our directors, officers and employees.

Clawback Policy

To date, we have not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events.  However, under the terms of our 2013 Incentive Plan, awards thereunder and any compensation associated therewith may be made subject to forfeiture, recovery by the company or other action pursuant to any compensation recovery policy adopted by the board of directors at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law, and any award agreement may be unilaterally amended by the compensation committee to comply with any such clawback policy.  We are currently evaluating the practical, administrative and other implications of implementing and enforcing a clawback policy, and intend to adopt a clawback policy in compliance with Section 10D of the Exchange Act once additional guidance is promulgated by the SEC.

Compensation Committee Report

Compensation Committee Activities

The compensation committee of our board consists of three independent directors.  As the compensation committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our compensation committee charter grants the compensation committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of our executive officers.  We adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end bonuses.

Review of Compensation Discussion and Analysis

The compensation committee has reviewed and discussed the compensation discussion and analysis presented on the preceding pages.  Based on its review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

The name of each person who serves as a member of our compensation committee is set forth below.

Lisa Bromiley (Chairperson)	Jack King	Richard Weber

Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The table below shows compensation for our named executive officers for services in all capacities to our company during fiscal years 2013, 2014 and 2015.  Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not necessarily represent the amount of compensation realized or which may be realized in the future, or the amount of compensation attributable to a particular year.  This is particularly true with respect to certain stock-based awards or accruals reported in the Stock Awards column.  For more information regarding our salary policies and executive compensation plans, please review the information above under the caption "Compensation Discussion and Analysis."

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)(10)	Total Compensation ($)
Michael Reger CEO	2015	868,600	(2)	7,440,426	(4)	1,129,180	67,961	9,506,167
	2014	858,000		1,519,644		1,352,419	53,300	3,783,363
	2013	825,000		1,443,536		714,863	52,219	3,035,618

Thomas Stoelk CFO	2015	495,000		1,370,955	(5)	643,500	62,574	2,572,029
	2014	450,000		977,494		741,092	61,359	2,229,945
	2013	400,000		481,241		446,600	61,618	1,389,459

Erik Romslo EVP, General Counsel and Secretary	2015	314,600		871,319	(6)	330,330	56,906	1,573,155
	2014	286,000		546,690		471,005	53,273	1,356,968
	2013	275,000		-		265,788	54,732	595,520

Brandon Elliott EVP, Corporate Development and Strategy	2015	275,000		761,639	(7)	288,750	52,744	1,378,133
	2014	250,000		362,498		411,718	62,522	1,086,738
	2013	250,000		683,200		204,125	99,641	1,236,966

Darrell Finneman(1) Former EVP, Land	2015	165,000		364,318	(8)	-	298,102	827,420
	2014	55,000		605,050		63,078	3,000	726,128
__________________

(1)	Mr. Finneman joined the company in October 2014 as Executive Vice President of Land, and served in this capacity until his employment was terminated on September 30, 2015. Mr. Finneman led the company's regional office in Denver, Colorado, and the decision to terminate his employment was made as part of a cost reduction effort that included the closing of the Denver office.
(2)	For 2013, Mr. Reger requested and agreed with the compensation committee to not receive any cash base salary compensation, instead being compensated primarily through stock awards. Starting in 2014, the compensation committee determined to pay Mr. Reger's base salary in cash rather than equity awards to conform to more typical compensation practices. For 2013, his compensation in lieu of cash base salary was paid quarterly in the form of fully vested shares of the company's common stock with a total value equal to $825,000 as of March 29, 2013 (the date the compensation committee determined the amount of shares Mr. Reger would receive in lieu of salary). For 2015, Mr. Reger's cash base salary was paid at an annual rate of $892,320 for the first ten months of the year, and then reduced (pursuant to his new employment agreement) to an annual rate of $750,000 for the last two months of the year.
(3)	Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during the applicable year. Grant date fair values are computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 6 to our financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for fiscal year 2015.
For 2015, amounts in the Stock Awards column consist of the following: (i) restricted stock awards granted in February 2015 under the discretionary portion of the 2014 long-term equity incentive program for executive officers, or the "February 2015 Restricted Stock Grants" (see "Compensation Discussion and Analysis–2014 Long-Term Equity Incentive Program" above), (ii) performance equity awards granted in 2015 under the 2015 long-term equity incentive program for executive officers, or the "2015 Performance Equity Awards" (see "Compensation Discussion and Analysis–2015 Long-Term Equity Incentive Program" above), and (iii) for Mr. Reger, the restricted stock award subject to time-based vesting granted in October 2015 in connection with his new employment agreement, or the "New Agreement Time-Based Grant," and the restricted stock award subject to performance-based vesting granted in October 2015 in connection with his new employment agreement, or the "New Agreement Performance-Based Grant."  Details regarding each of these awards are set forth in the footnotes that follow for each named executive officer.  The grant date fair value disclosed in the footnotes that follow for each 2015 Performance Equity Award is based on the probable outcome of the performance condition as of the grant date.  If instead we would have assumed the highest level of performance conditions would be achieved, the grant date fair values of those awards would have been as follows: Mr. Reger – $1,338,480; Mr. Stoelk – $742,500; Mr. Romslo – $471,900; Mr. Elliott – $412,500; and Mr. Finneman – $330,000.

(4)	The Stock Awards amount reported for Mr. Reger in 2015 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
February 2015 Restricted Stock Grant	2/27/2015	119,443	3 Years	1,029,599
2015 Performance Equity Award	3/31/2015	n/a	4 Years	1,254,578
New Agreement Time-Based Grant	10/7/2015	683,060	4 Years	3,749,999
New Agreement Performance-Based Grant	10/7/2015	170,765	1 Year	1,406,250

Mr. Reger's "New Agreement Performance-Based Grant" reflects only the first tranche of vesting subject to the first annual performance period under the award.  The full award contains four annual tranches of vesting, each subject to its own annual performance period (calendar years 2015-2018).  The number of shares that vest each year will be dependent upon the company's relative total shareholder return for the applicable performance period, compared to a group of peers selected annually by the compensation committee.  Because the compensation committee will not take action until future years to select the peer group applicable to any performance period beyond the first annual performance period, there is no grant date fair value in 2015 attributable to the shares that could vest in connection with those subsequent annual performance periods.  We expect that the grant date fair value of each subsequent tranche will be reported in the Stock Awards column for the year in which the compensation committee selects the peer group to be used for the applicable performance period.  See note 5 to the "Grants of Plan-Based Awards" table below, and "Compensation Discussion and Analysis–Employment Agreements" above.
(5)	The Stock Awards amount reported for Mr. Stoelk in 2015 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
February 2015 Restricted Stock Grant	2/27/2015	78,306	3 Years	674,998
2015 Performance Equity Award	3/31/2015	n/a	4 Years	695,957

(6)	The Stock Awards amount reported for Mr. Romslo in 2015 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
February 2015 Restricted Stock Grant	2/27/2015	49,768	3 Years	429,000
2015 Performance Equity Award	3/31/2015	n/a	4 Years	442,319

(7)	The Stock Awards amount reported for Mr. Elliott in 2015 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
February 2015 Restricted Stock Grant	2/27/2015	43,503	3 Years	374,996
2015 Performance Equity Award	3/31/2015	n/a	4 Years	386,643

(8)	The Stock Awards amount reported for Mr. Finneman in 2015 consists of the following (although Mr. Finneman did not receive any value in connection with these awards because they were fully forfeited in connection with the termination of his employment on September 30, 2015):

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
February 2015 Restricted Stock Grant	2/27/2015	6,381	3 Years	55,004
2015 Performance Equity Award	3/31/2015	n/a	4 Years	309,314

(9)	The Non-Equity Incentive Plan Compensation amounts reported for 2015 represent the year-end cash bonuses paid to each executive officer under the 2015 short-term incentive program. See "Compensation Discussion and Analysis–Annual Short-Term Incentive Program" above.

(10)	The All Other Compensation amounts reported for 2015 consist of the following:

Form of All Other Compensation	Michael Reger	Thomas Stoelk	Erik Romslo	Brandon Elliott	Darrell Finneman
Vehicle Perquisites ($)	24,553	16,227	18,754	14,789	9,000
401(k) Contributions by the Company ($)	36,000	45,200	36,000	36,000	42,246
Severance – Cash ($)	-	-	-	-	220,000
Severance – Health and Dental Benefits ($)	-	-	-	-	25,152
Miscellaneous Perquisites ($)	7,409	1,147	2,152	1,955	1,703
Total ($)	67,961	62,574	56,906	52,744	298,102

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during the year ended December 31, 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Common Stock	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael Reger	2/27/2015							119,443(3)	1,029,599
		446,160	892,320	1,784,640
	3/31/2015				446,160	892,320	1,338,480		1,254,578	(10)
	10/7/2015							683,060(4)	3,749,999
	10/7/2015				-	170,165(*)(5)	256,147(*)(5)		1,406,250	(11)

Thomas Stoelk	2/27/2015							78,306 (6)	674,998
		247,500	495,000	990,000
	3/31/2014				247,500	495,000	742,500		695,957	(10)

Erik Romslo	2/27/2015							49,768(7)	429,000
		157,300	314,600	629,200
	3/31/2014				157,300	314,600	471,900		442,319	(10)

Brandon Elliott	2/27/2015							43,503(8)	374,996
		137,500	275,000	550,000
	3/31/2014				137,500	275,000	412,500		386,643	(10)

Darrell Finneman	2/27/2015							6,381(9)	55,004
		110,000	220,000	440,000
	3/31/2014				110,000	220,000	330,000		309,314	(10)

__________________

(*)	These amounts are denominated in shares, while all other amounts in these columns are denominated in dollars.
(1)	Amounts in these columns assume achievement of all "threshold," "target" or "maximum" quantitative performance goals, respectively, under the quantitative portion of the 2015 short-term incentive program. As to the discretionary portion of the 2015 short-term incentive program, amounts in these columns assume the compensation committee would have set awards at "threshold," "target" or "maximum" levels, respectively, if all "threshold," "target" or "maximum" quantitative goals were achieved. See "Compensation Discussion and Analysis–Annual Short-Term Incentive Program" above.

(2)	Amounts in these columns reflect the potential values of the performance equity awards under the first half of the 2015 long-term equity incentive program, assuming the company achieved the "threshold," "target" or "maximum" performance goal, respectively. The number of restricted shares earned in respect thereof was calculated by dividing the earned value by the closing price of the company's common stock on the date of compensation committee determination of actual performance relative to the performance goals in early 2016, and such restricted shares are scheduled to vest in three equal annual installments thereafter. See "Compensation Discussion and Analysis–2015 Long-Term Equity Incentive Program" above.
(3)	Reflects a restricted stock award subject to time-based vesting as follows: (i) 39,815 shares vesting on March 1, 2016, and (ii) 39,814 shares vesting on each of March 1, 2017 and March 1, 2018. See "Compensation Discussion and Analysis–2014 Long-Term Equity Incentive Program" above.
(4)	Reflects a restricted stock award subject to time-based vesting in four equal installments of 170,765 shares on March 15, 2016, 2017, 2018 and 2019. See "Compensation Discussion and Analysis–Employment Agreements" above.
(5)	Reflects only the first tranche of vesting (subject to the first annual performance period under the award) of a restricted stock award subject to performance-based vesting. The full award contains four annual tranches of vesting, each subject to its own annual performance period (calendar years 2015-2018). Each tranche may vest following the completion of the applicable performance period, on the date when the compensation committee certifies the level of relative total shareholder return (TSR) achieved by the company for such performance period. The number of shares that vest each year will be dependent upon the company's relative TSR for the applicable performance period, compared to a group of peers selected annually by the compensation committee, with zero percent of that year's tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile. As a result, each tranche could result in the vesting of 0 shares, 170,765 shares, or 256,147 shares. Because the compensation committee will not take action until future years to select the peer group applicable to any performance period beyond the first annual performance period, there is no grant date fair value in 2015 attributable to the shares that could vest in connection with those subsequent annual performance periods. We expect that the grant date fair value of each subsequent tranche will be reported in the year in which the compensation committee selects the peer group to be used for the applicable performance period. See "Compensation Discussion and Analysis–Employment Agreements" above.

(6)	Reflects a restricted stock award subject to time-based vesting in three equal installments of 26,102 shares on March 1, 2016, 2017 and 2018. See "Compensation Discussion and Analysis–2014 Long-Term Equity Incentive Program" above.
(7)	Reflects a restricted stock award subject to time-based vesting as follows: (i) 16,590 shares vesting on March 1, 2016, and (ii) 16,589 shares vesting on each of March 1, 2017 and March 1, 2018. See "Compensation Discussion and Analysis–2014 Long-Term Equity Incentive Program" above.

(8)	Reflects a restricted stock award subject to time-based vesting in three equal installments of 14,501 shares on March 1, 2016, 2017 and 2018. See "Compensation Discussion and Analysis–2014 Long-Term Equity Incentive Program" above.

(9)	Reflects a restricted stock award subject to time-based vesting in three equal installments of 2,127 shares on March 1, 2016, 2017 and 2018. See "Compensation Discussion and Analysis–2014 Long-Term Equity Incentive Program" above.

(10)	Grant date fair value of performance equity awards under the 2015 long-term equity incentive program, based on the probable outcome of the performance condition as of the grant date. See "Compensation Discussion and Analysis–2015 Long-Term Equity Incentive Program" above.

(11)	Grant date fair value of the first tranche of vesting under a restricted stock award subject to performance-based vesting, based on the probable outcome of the performance condition as of the grant date. See note 5 to this table, above.

The non-equity incentive plan awards reflected in the foregoing table are further described above under "Compensation Discussion and Analysis–Annual Short-Term Incentive Program."  The stock awards reflected in the foregoing table are further described above under "Compensation Discussion and Analysis–2014 Long-Term Equity Incentive Program" and "–Employment Agreements."   The equity incentive plan awards reflected in the foregoing table are further described above under "Compensation Discussion and Analysis–2015 Long-Term Equity Incentive Program" and "–Employment Agreements."

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2015.

	Stock Awards
Name	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(1)
Michael Reger	966,561	(2)	$3,730,925	683,060	(3)	$3,954,910	(4)
Thomas Stoelk	189,468	(5)	$731,346	-		$-
Erik Romslo	90,571	(6)	$349,604	-		$-
Brandon Elliott	93,459	(7)	$360,752	-		$-
Darrell Finneman	41,610	(8)	$160,615	-		$-
____________________
(1)	The values in these columns are based on the $3.86 closing price of our common stock on the NYSE MKT on December 31, 2015, the last trading day of 2015.
(2)	Consists of restricted common stock granted to Mr. Reger, subject to time-based vesting, of which (i) 73,140 shares vest on March 1, 2016, (ii) 15,312 shares vest on March 13, 2016, (iii) 170,765 shares vest on March 15, 2016, (iv) 33,461 shares vest on April 1, 2016, (v) 73,139 shares vest on March 1, 2017, (vi) 15,311 shares vest on March 13, 2017, (vii) 170,765 shares vest on March 15, 2017, (viii) 73,138 shares vest on March 1, 2018, (ix) 170,765 shares vest on March 15, 2018, and (x) 170,765 shares vest on March 15, 2019.
(3)	Consists of restricted common stock granted to Mr. Reger on October 7, 2015, subject to performance-based vesting. The award contains four annual tranches of vesting, each subject to its own annual performance period (calendar years 2015-2018). Unlike the presentation of this award in the "Summary Compensation Table" and "Grants of Plan Based Awards" table above, the presentation in this table includes all shares initially outstanding under the award covering all four tranches of potential vesting. Each annual tranche may vest following the completion of the applicable performance period, on the date when the compensation committee certifies the level of relative total shareholder return (TSR) achieved by the company for such performance period. The number of shares that vest each year will be dependent upon the company's relative TSR for the applicable performance period, compared to a group of peers selected annually by the compensation committee, with zero percent of that year's tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile. As a result, each tranche could result in the vesting of 0 shares, 170,765 shares, or 256,147 shares. The 683,060 shares reflected in the table are the number of restricted shares initially outstanding under the award, and would cover vesting at the 100 percent level for all four tranches. Additional shares have been reserved for issuance in the event that more than that number of shares ultimately vest under the award.
(4)	This dollar value assumes maximum vesting at the 150 percent level for all four tranches of this performance-based restricted stock award, which would result in the future issuance to Mr. Reger of 341,528 more shares in addition to the 683,060 shares initially outstanding under the award, for a total of 1,024,588 shares. See note 3 to this table, above, for additional information.
(5)	Consists of restricted common stock granted to Mr. Stoelk, subject to time-based vesting, of which (i) 40,365 shares vest on March 1, 2016, (ii) 13,610 shares vest on March 13, 2016, (iii) 11,155 shares vest on April 1, 2016, (iv) 30,000 shares vest on June 1, 2016, (v) 40,364 shares vest on March 1, 2017, (vi) 13,610 shares vest on March 13, 2017, and (vii) 40,364 shares vest on March 1, 2018.
(6)	Consists of restricted common stock granted to Mr. Romslo, subject to time-based vesting, of which (i) 25,655 shares vest on March 1, 2016, (ii) 6,805 shares vest on March 13, 2016, (iii) 25,653 shares vest on March 1, 2017, (iv) 6,805 shares vest on March 13, 2017, and (v) 25,653 shares vest on March 1, 2018.
(7)	Consists of restricted common stock granted to Mr. Elliott, subject to time-based vesting, of which (i) 10,000 shares vest on January 1, 2016, (ii) 22,425 shares vest on March 1, 2016, (iii) 3,093 shares vest on March 13, 2016, (iv) 10,000 shares vest on January 1, 2017, (v) 22,424 shares vest on March 1, 2017, (vi) 3,093 shares vest on March 13, 2017, and (vii) 22,424 shares vest on March 1, 2018.
(8)	Consists of restricted common stock granted to Mr. Finneman, subject to time-based vesting. Regularly scheduled vesting of the restricted shares was suspended as a result of Mr. Finneman's termination of employment on September 30, 2015. All such shares will be forfeited, unless a change of control occurs on or before September 30, 2016, in which case all such shares would be subject to immediate vesting.

Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2015.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Michael Reger	48,774	$376,593
Thomas Stoelk	49,766	$355,854
Erik Romslo	18,007	$111,031
Brandon Elliott	13,093	$79,729
Darrell Finneman	10,000	$44,200
______________
(1)	Value based on the closing price of our common stock on the NYSE MKT on each applicable vesting date.

Potential Payments upon Termination or Change in Control

We have traditionally employed our executive officers under written employment agreements governing certain terms and conditions of their employment.  Our agreement with Mr. Reger was most recently amended and restated in October 2015.  Our agreement with Mr. Elliott was entered into in December 2012 in connection with us hiring him as Executive Vice President, Corporate Development and Strategy.  Our original employment agreements with Messrs. Stoelk and Romslo, which we entered into in 2011 in connection with their initial hirings, expired pursuant to their terms during the fourth quarter of 2015.  We entered into new employment agreements with Messrs. Stoelk and Romslo in April 2016.  Our prior agreement with Mr. Finneman, which we entered into in 2014 in connection with his initial hiring, terminated in connection with the termination of his employment in September 2015.

General Employment Agreement Provisions

Mr. Reger's agreement provides for an initial term through October 7, 2019, subject to earlier termination upon notice or certain other conditions, and for automatic one-year renewal terms thereafter (unless action is taken by either party to terminate the agreement).  Mr. Reger's agreement entitles him to receive a minimum annual base salary of $750,000, and for eligibility to receive annual incentive bonus compensation under programs administered by our compensation committee.  Mr. Reger's agreement also contains provisions prohibiting him from competing with our company or soliciting any employees of our company for a specified period following termination of his employment with our company.  That period is (i) twelve months, if his employment is terminated by the company without cause (as defined) or by Mr. Reger for good reason (as defined), or (ii) three years, if his employment is terminated for any other reason.

The April 2016 agreements with Messrs. Stoelk and Romslo each provide for an initial term through April 8, 2020, subject to earlier termination upon notice or certain other conditions, and for automatic one-year renewal terms thereafter (unless action is taken by either party to terminate the agreement).  The agreements entitle the executives to receive a minimum annual base salary of $515,000 for Mr. Stoelk and $325,000 for Mr. Romslo, and for eligibility to receive annual incentive bonus compensation under programs administered by our compensation committee.  The agreements also contains provisions prohibiting the executives from competing with our company or soliciting any employees of our company for a specified period following termination of his employment with our company (although the non-competition provisions only apply if the termination of his employment follows a change in control of our company).  That period is (i) six months, if his employment is terminated by the company without cause (as defined) or by the executive for good reason (as defined), in either case unless such termination follows a change in control, or (ii) twelve months, if his employment is terminated for any other reason, or for any reason following a change in control.

Mr. Elliott's agreement provides for an initial term through January 1, 2017, subject to earlier termination upon notice, and thereafter may annually be extended for additional one-year renewal terms by the mutual agreement of the parties.  Mr. Elliott's agreement entitles him to receive a minimum annual base salary of $250,000, and for eligibility to receive annual incentive bonus compensation at the discretion of our compensation committee.  Mr. Elliott's agreement also contains provisions prohibiting him from competing with our company or soliciting any employees of our company for one year following termination of his employment with our company, but only if he terminates his employment or the company terminates his employment for cause (as defined).

Change in Control and Severance Provisions

The employment agreements with our named executive officers contain change in control and other severance provisions entitling the employees to certain payments under specified circumstances.

Mr. Reger's agreement provides that, upon any change in control of our company that occurs during the term, Mr. Reger's employment will automatically terminate, all outstanding unvested equity awards held by Mr. Reger will automatically vest (at target levels, for performance-based awards), and Mr. Reger will be entitled to receive (i) a cash payment equal to two times his base salary, (ii) a pro rata portion of any performance-based bonuses to which he would have been entitled but for his termination of employment, (iii) all or any portion of discretionary-based bonuses, as determined in the sole discretion of the compensation committee, to which he would have been entitled but for his termination of employment, and (iv) pre-payment by the company of the remaining lease term of his company vehicle and use of such vehicle through the remaining lease term, along with a lump sum payment of the estimated insurance premiums for such vehicle through the remaining lease term.  Under his agreement, Mr. Reger would also be entitled to the same benefits described in the preceding sentence if his employment is terminated by the company without cause or by him for good reason (an "Involuntary Termination").

As noted above, the employment agreements of Messr. Stoelk and Romslo expired during 2015, and new agreements were not entered into until April 2016.  As a result, as of December 31, 2015, neither executive had change in control nor severance provisions applicable to him, except that the restricted stock award agreements governing the restricted shares held by Messrs. Stoelk and Romslo contain accelerated vesting provisions related to a change in control.  Under those agreements, all unvested shares of restricted stock held by either individual would fully vest (i) upon any change-in-control occurring within 12 months after an Involuntary Termination of his employment, and (ii) upon any Involuntary Termination of his employment occurring within 24 months after a change in control.  The value of such accelerated vesting is reflected in the table below under "Estimated Payments to Named Executive Officers."

The April 2016 agreements with Messrs. Stoelk and Romslo provide that, upon any change in control of our company that occurs during the term, each executive's employment agreement will automatically terminate, all outstanding unvested equity awards held by him will automatically vest (at target levels, for performance-based awards), and the executive will be entitled to receive a cash payment equal to the sum of (i) two times his base salary, (ii) a pro rata portion of his "target" cash bonus for such year, (iii) his annualized vehicle allowance, and (iv) twelve months of COBRA premiums to continue his existing group health and dental coverage.  Each executive's cash payment upon a change in control will be subject to clawback by us if, within the 90-day period following the change in control, either (x) the executive terminates his employment with the company or its successor for any reason other than death or disability, or (y) the company or its successor terminates the executive's employment due to his failure to provide reasonable transition services for such 90-day period.  Under their agreements,  each executive would also be entitled to the same benefits described in the first sentence of this paragraph in the event of any Involuntary Termination of his employment, except that the cash payment will be calculated based on one times base salary (instead of two times base salary).

Mr. Elliott's agreement provides that, in the event his employment is terminated at any time before a change in control has occurred, or within 24 months following a change in control, in either case in an Involuntary Termination, then Mr. Elliott is entitled to (i) a lump sum payment equal to his annualized salary, (ii) the pre-payment by the company of the remaining lease term of his company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment of the estimated insurance premiums for such vehicle through the remaining lease term and (iii) continuation benefits coverage paid by the company for one year.  In addition, all unvested shares of restricted stock held by Mr. Elliott would fully vest (i) upon any change-in-control occurring within 12 months after an Involuntary Termination of Mr. Elliott's employment, and (ii) upon any Involuntary Termination of Mr. Elliott's employment occurring within 24 months after a change-in-control.

Mr. Finneman's agreement provided that, in the event his employment were to be terminated at any time before a change in control had occurred, or within 24 months following a change in control, in either case in an Involuntary Termination, then Mr. Finneman would be entitled to (i) a lump sum payment equal to his annualized salary and (ii) continuation benefits coverage paid by the company for one year.  Mr. Finneman received the foregoing benefits in connection with the Involuntary Termination of his employment in September 2015.

Under Mr. Reger's agreement, and under the company's 2013 Incentive Plan applicable to outstanding restricted shares held by the named executive officers, a "change in control" is defined as the occurrence of any one of the following: (i) an "exchange act person" (as defined) becomes the beneficial owner of securities of the company representing more than 50% of the combined voting power of the then outstanding voting securities (subject to certain exceptions), (ii) individuals who are "continuing directors" (as defined) cease for any reason to constitute a majority of the members of our board of directors, or (iii) the consummation of a merger or similar transaction involving the company, or the disposition of substantially all of the company's assets, unless immediately following such transaction, all or substantially all of the beneficial owners of the company's voting securities immediately prior to such transaction beneficially own at least 50% of the combined voting power of the outstanding voting securities of the surviving or acquiring entity, in substantially the same proportions as their ownership immediately prior thereto.

Under the April 2016 agreements with Messrs. Stoelk and Romslo, a "change in control" is defined as any one of the following: (i) a person becomes the beneficial owner of 50% or more of the outstanding common stock or the combined voting power of the outstanding voting securities of the company (subject to certain exceptions), (ii) individuals who are "continuing directors" (as defined) cease for any reason to constitute a majority of the members of our board of directors, (iii) the consummation of a merger or similar transaction involving the company (subject to certain exceptions, including if it would result in the outstanding voting securities of the company immediately prior to such transaction continuing to represent at least 50% of the combined voting power of the voting securities of the company or successor entity outstanding immediately after such transaction), or (iv) a complete liquidation or dissolution of the company, or the disposition of substantially all of the company's assets (subject to certain exceptions).

Under Mr. Elliott's agreement, a "change in control" is defined as any one or more of the following: (i) the consummation of a merger or similar transaction, the acquisition of a majority of the outstanding common stock of the company by a person or group acting in concert, or the disposition of substantially all of the assets of our company, unless, in any case, the persons beneficially owning the voting securities of our company immediately before that transaction beneficially own, immediately after the transaction, at least 50% of the voting securities of our company or any other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of our company immediately prior to the transaction, (ii) a majority of the members of our board of directors shall not be "continuing directors" (as defined) or, (iii) our shareholders approve a complete liquidation or dissolution of the company.

Estimated Payments to Named Executive Officers

The compensation amounts included in the table below are estimates of the amounts that would have become payable to each named executive officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event (whether a change-in-control and/or a termination of employment) occurred on the last business day of 2015.

Name and Payments/Benefits	Change in Control	Involuntary Termination(1)	Involuntary Termination Within 24 Months After a Change in Control	Change in Control Within 12 Months After an Involuntary Termination
Michael Reger
Cash ($)(2)	2,629,180	2,629,180	-	-
Car lease/insurance ($)	102,066	102,066	-	-
Stock vesting ($)(3)	6,367,537	6,367,537	-	-

Thomas Stoelk(4)
Cash ($)	-	-	-	-
Stock vesting ($)(3)	-	-	731,346	731,346

Erik Romslo(4)
Cash ($)	-	-	-	-
Stock vesting ($)(3)	-	-	349,604	349,604

Brandon Elliott
Cash ($)	-	275,000	275,000	-
Benefits continuation ($)	-	21,993	21,993	-
Stock vesting ($)(3)	-	-	360,750	360,752

Darrell Finneman(5)
Cash ($)	-	220,000	-	-
Benefits continuation ($)	-	25,152	-	-
Stock vesting ($)	-	-	-	-
__________________

(1)	"Involuntary termination" refers to a termination of employment either by the company without cause or by the employee for good reason.
(2)	The bonus amount included in the cash figures assumes that the compensation committee would have made the same cash bonus determinations for Mr. Reger as the actual cash bonus determinations they made for 2015.
(3)	Stock vesting values are based on the $3.86 closing price of our common stock on the NYSE MKT on December 31, 2015.
(4)	Amounts shown for Messrs. Stoelk and Romslo do not reflect amounts that would have been payable under their original 2011 employment agreements, nor their April 2016 employment agreements, because none of such agreements were in effect as of December 31, 2015.
(5)	Amounts shown for Mr. Finneman are limited to the actual amounts paid in connection with his involuntary termination on September 30, 2015.

Non-Employee Director Compensation
Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;
•	Ensure we can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of our company; and
•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the compensation committee each year, and resulting recommendations are presented to the full board for approval.  Directors who are also employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of both cash and equity.  A significant portion of director compensation is paid in equity to align director compensation with the long-term interests of shareholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director.

The 2015 compensation program for our non-employee directors included (i) a restricted stock grant with a grant date fair value of $120,000, vesting in quarterly installments throughout the year, (ii) an annual cash fee of $60,000 for service on our board, (iii) annual cash fees for service on our standing committees as follows: audit committee chair, $40,000; other audit committee members, $20,000; compensation committee chair, $40,000; other compensation committee members, $20,000; nominating committee chair, $30,000; other nominating committee members, $15,000; executive committee member, $50,000, and (iv) an annual cash fee of $40,000 for service as lead independent director.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2015.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Lisa Bromiley	230,000	119,992	-	349,992
Robert Grabb	95,000	119,992	-	214,992
Delos Cy Jamison	75,000	119,992	-	194,992
Jack King	160,000	119,992	-	279,992
Richard Weber	150,000	119,992	-	269,992
_____________
(1)	Restricted stock awards for the 2015 non-employee director compensation program were granted on April 7, 2015. Each of the non-employee directors received a grant of 13,437 shares of restricted common stock on April 7, 2015, having a grant date fair value of $119,992 (based on the $8.93 closing price of our common stock on the NYSE MKT on the grant date). The shares vested in four equal quarterly installments on April 7, 2015, July 1, 2015, October 1, 2015 and January 1, 2016.
(2)	As of December 31, 2015, Ms. Bromiley and Mr. King each held stock options to purchase 55,872 and 86,000 shares of common stock, respectively, at an exercise price of $5.18 per share. The other directors did not hold any stock options as of December 31, 2015.

For 2016, the board of directors has approved the following compensation program for our non-employee directors: (i) a restricted stock grant with a grant date fair value of $120,000, vesting in quarterly installments throughout the year, (ii) an annual cash fee of $60,000 for service on our board, (iii) annual cash fees for service on our standing committees as follows: audit committee chair, $60,000; other audit committee members, $20,000; compensation committee chair, $60,000; other compensation committee members, $20,000; nominating committee chair, $30,000; other nominating committee member, $15,000; executive committee member, $50,000, and (iv) for service as non-executive chairman of the board, an annual cash fee of $150,000 and a restricted stock grant with a grant date fair value of $50,000, vesting in quarterly installments throughout the year.  In addition, in February 2016, in connection with his initial appointment as our non-executive chairman of the board, Mr. Weber was granted stock options to purchase 250,000 shares of common stock at an exercise price of $2.79 per share.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plans, as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Security Holders
2006 Incentive Stock Option Plan	141,872	$5.18	-
2013 Equity Incentive Plan	-	-	1,868,068
Equity Compensation Plans Not Approved by Security Holders	-	-	-
Total	141,872	$5.18	1,868,068

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

We are a non-operating participant in a number of wells in North Dakota that are operated by Emerald Oil, Inc. ("Emerald"), by virtue of leased acreage or working interests held by us in drilling units operated by Emerald.  As of December 31, 2015, such wells included 49 gross (8.1 net) producing wells.  Based on authorizations for expenditure (or AFEs) provided by Emerald with respect to each of the wells, the total drilling and completion costs for these 49 gross wells was estimated at approximately $506.4 million, approximately $86.6 million of which is attributable to our working interest in the wells.  Until January 2, 2016, James Russell (J.R.) Reger was a director (and until March 2014 was an executive officer) of Emerald, which is a publicly-traded company.  J.R. Reger is also the brother of our chief executive officer and director, Michael Reger.

Except as disclosed above, we had no transactions since January 1, 2015, and none are currently proposed, of the type requiring disclosure under Item 404(a) of Regulation S-K.

Related Person Transaction Review Policy

Our board of directors has adopted a written related person transaction approval policy, which we refer to as our related person policy.  Subject to the exceptions described below, our related person policy requires our audit committee to review and approve, ratify or disapprove of any proposed related person transaction.  In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others.  Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company.  It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.  Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing.  Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our compensation committee, (2) transactions available to all of our employees or shareholders on the same terms, (3) transactions with another entity if the related person's interest in the transaction arises only from such person's position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person's interest in the transaction arises only from such person's position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

NORTHERN OIL AND GAS, INC. FORM 10-K

A copy of our Form 10-K for the year ended December 31, 2015, has been made available concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Investor Relations.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called "householding," by which certain stockholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each stockholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you or another stockholder with whom you share an address currently receive multiple copies of our annual report and/or proxy statement or if you hold stock in more than one account, but would like to receive only a single copy of the annual report or proxy statement for your household, please send a written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Investor Relations or contact us by phone at +1 (952) 476-9800.  If you currently participate in in householding and would prefer to receive separate copies of our Annual Report on Form 10‑K for the year ended December 31, 2015 and this Proxy Statement, please contact us in the manner described above and we will deliver, free of charge and promptly upon receipt of your request.

SHAREHOLDER PROPOSALS FOR
2017 ANNUAL MEETING

We must receive shareholder proposals intended to be presented at our 2017 Annual Meeting of Shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than December [___], 2016.  Any other shareholder proposals intended to be presented, and any nominations of persons for election as directors, at the 2017 Annual Meeting of Shareholders must be received by us at our principal executive office no later than February [___], 2017.

OTHER MATTERS

The board of directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors
Michael L. Reger
Chief Executive Officer

Appendix A

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION
If Proposal 3 is approved by the shareholders, then Article III of the Northern Oil and Gas, Inc. Articles of Incorporation will be amended and restated to read as follows (marked changes will not appear in final):
ARTICLE III
The aggregate number of shares that the Corporation has authority to issue is ~~100,000,000~~147,500,000 shares. The shares are classified in two classes, consisting of 5,000,000 shares of preferred stock, par value $.001 per share, and ~~95,000,000~~142,500,000 shares of common stock, par value $.001 per share. The Board of Directors is authorized to establish one or more series of preferred stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.
No shareholder of this Corporation shall have any cumulative voting rights.
No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or any similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, or any obligations or other securities convertible into or exchangeable for any such shares, or any rights to purchase any such shares, securities, or obligations.

A-1

Appendix B
NORTHERN OIL AND GAS, INC.
2013 INCENTIVE PLAN
(As amended May 26, 2016)

1.            Purpose.  The purpose of the Northern Oil and Gas, Inc. 2013 Equity Incentive Plan (the "Plan") is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company's stockholders, and to thereby promote the Company's long-term business success.
2.            Definitions.  In this Plan, the following definitions will apply.
(a)            "Affiliate" means any entity that is a Subsidiary or Parent of the Company.
(b)            "Agreement" means the written or electronic agreement or notice containing the terms and conditions applicable to each Award granted under the Plan.  An Agreement is subject to the terms and conditions of the Plan.
(c)            "Award" means the grant of a compensatory award under the Plan in the form of an Option Award, a Stock Appreciation Right Award, a Restricted Stock Award, a Stock Unit Award, a Cash Incentive Award or an Other Stock-Based Award.
(d)            "Board" means the Board of Directors of the Company.
(e)            "Cash Incentive Award" means an Award described in Section 11(a) of the Plan.

(f)            "Cause" means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, a Participant's (i) intentional act of fraud, embezzlement, theft or any other material violation of law; (ii) intentional damage to the Company's assets; (iii) willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness); or (iv) willful conduct demonstrably and materially injurious to the Company, monetarily or otherwise.
(g)            "Change in Control" means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, any one of the following:
(1)            An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)            any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B)            any formation of a Group consisting solely of beneficial owners of the Company's Voting Securities as of the effective date of this Plan; or

(C)            any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company's Voting Securities.
If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company's Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)            Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)            The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the Persons who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(g) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(h)            "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.
(i)            "Committee" means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the NYSE MKT or such other national securities exchange on which the Shares may then be listed, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m).  Initially, the Committee shall be the Compensation Committee of the Board.
(j)            "Company" means Northern Oil and Gas, Inc., a Minnesota corporation, or any successor thereto.

(k)            "Continuing Director" means an individual (A) who is, as of the effective date of the Plan, a director of the Company, (B) who is elected as a director of the Company subsequent to the effective date of the Plan pursuant to a nomination or board representation right of preferred stockholders of the Company, or (C) who becomes a director of the Company after the effective date of the Plan and whose initial election, or nomination for election by the Company's stockholders, was approved by at least a majority of the then Continuing Directors, but excluding for purposes of this clause (C) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(l)            "Corporate Transaction" means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, statutory share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(m)            "Disability" means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, "total and permanent disability" within the meaning Code Section 22(e)(3).
(n)            "Employee" means an employee of the Company or an Affiliate.
(o)            "Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time.
(p)            "Exchange Act Person" means any natural person, entity or Group other than (i) the Company or any Subsidiary; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company's Voting Securities in substantially the same proportions as their beneficial ownership of the Company's Voting Securities.
(q)            "Fair Market Value" as of a specified date means the fair market value of a Share on that date determined as follows:

(1)            If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then the Fair Market Value as of the specified date will be the closing sales price for a Share on the principal securities market on which it trades on the trading date on which a sale of Shares most recently occurred prior to the specified date for which the Fair Market Value is being determined, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(2)            If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(r)            "Full Value Award" means an Award other than an Option Award, a Stock Appreciation Right Award or a Cash Incentive Award.

(s)            "Grant Date" means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(t)            "Group" means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.
(u)            "Non-Employee Director" means a member of the Board who is not an Employee.
(v)            "Option" means a right granted under the Plan to purchase a specified number of Shares at a specified price.  An "Incentive Stock Option" or "ISO" means any Option designated as such and granted in accordance with the requirements of Code Section 422.  A "Non-Qualified Stock Option" means an Option other than an Incentive Stock Option.

(w)            "Other Stock-Based Award" means an Award described in Section 11 of this Plan.

(x)            "Parent" means a "parent corporation," as defined in Code Section 424(e).

(y)            "Participant" means a person to whom an Award is or has been made in accordance with the Plan.
(z)            "Performance-Based Compensation" means an Award to a person who is, or is determined by the Committee to likely become, a "covered employee" (as defined in Code Section 162(m)(3)) and that is intended to constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code.
(aa)            "Plan" means this Northern Oil and Gas, Inc. 2013 Incentive Plan, as amended and in effect from time to time.
(bb)            "Prior Plan" means the Northern Oil and Gas, Inc. Amended and Restated 2009 Equity Incentive Plan, as amended as of the effective date of this Plan.

(cc)            "Restricted Stock" means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(dd)            "Service" means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity.  A Service Provider's Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate.  Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.
(ee)            "Service Provider" means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.
(ff)            "Share" means a share of Stock.
(gg)            "Stock" means the common stock, $0.001 par value, of the Company.
(hh)            "Stock Appreciation Right" or "SAR" means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
(ii)            "Stock Unit" means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(jj)            "Subsidiary" means a "subsidiary corporation," as defined in Code Section 424(f), of the Company.

(kk)            "Substitute Award" means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(ll)            "Voting Securities" of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3.            Administration of the Plan.
(a)            Administration.  The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b)            Scope of Authority.  Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:
(1)            determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares or amount of cash covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)            cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3)            establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, correcting any defect or omission or reconciling any inconsistency in the Plan and any Award or Agreement, and making all other determinations necessary or desirable for the administration of the Plan; and

(4)            taking such actions as are described in Section 3(c) with respect to Awards to foreign Service Providers.

(c)            Awards to Foreign Service Providers.  The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan.  In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)            Acts of the Committee; Delegation.  A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee.  Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(i).  To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company.  The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)            Finality of Decisions.  The Committee's interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)            Indemnification.  Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the penultimate sentence of Section 3(d), shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan.  This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company's expense, to handle and defend the claims before such person undertakes to handle and defend them on such person's own behalf.  The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4.            Shares Available Under the Plan.
(a)            Maximum Shares Available.  Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 5,600,000, plus any Shares of Common Stock remaining available for future grants under the Prior Plan on the effective date of this Plan. After the effective date of the Plan, no additional awards may be granted under the Prior Plan.  Shares issued under the Plan may come from authorized and unissued shares.  In determining the number of Shares to be counted against the Plan's share reserve in connection with any Award, the following rules shall apply:
(1)            Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve prior to the settlement of the Award shall be the maximum number of Shares that could be received under that particular Award.

(2)            Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.
(3)            Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)            Effect of Forfeitures and Other Actions.  Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a "Prior Plan Award"), that is forfeited, terminated or expires or is settled for cash shall, to the extent of such forfeiture, termination, expiration or cash settlement, become available for future Awards under this Plan, and the total number of Shares available for grant under Section 4(a) shall be correspondingly increased.  Similarly, any Shares that are withheld by the Company, or any previously acquired Shares that are tendered (either actually or by attestation) by a Participant, in either case to satisfy any tax withholding obligation with respect to a Full Value Award or a Prior Plan Award other than a stock option or stock appreciation right shall become available for future Awards under this Plan, and the total number of Shares available for grant under Section 4(a) shall be correspondingly increased.  The following Shares shall not, however, become available for future Awards or increase the number of Shares available for grant under Section 4(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to a stock option or stock appreciation right award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)            Effect of Plans Operated by Acquired Companies.  If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan.  Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(d)            No Fractional Shares.  Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.  No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, either pay cash in lieu of any fractional Share in settlement of an Award or eliminate any fractional Share.

(e)            Individual Option and SAR Limit.  The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 500,000 Shares, subject to adjustment as provided in Section 12(a).

5.            Eligibility.  Participation in the Plan is limited to Service Providers.  Incentive Stock Options may only be granted to Employees.
6.            General Terms of Awards.
(a)            Award Agreement.  Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee.  An Award to a Participant may be made singly or in combination with any form of Award.  Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
(b)            Vesting and Term.  Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period.  The Committee may provide in an Agreement for such vesting conditions as it may determine, subject to the following limitations:
(1)            A Full Value Award that vests solely as the result of the passage of time and continued Service by the Participant shall be subject to a vesting period of not less than three years from the applicable Grant Date (but permitting partial vesting over such vesting period); and
(2)            A Full Value Award whose vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year.

The minimum vesting periods specified in clauses (1) and (2) above will not, however, apply: (i) to Awards made in payment of or exchange for other earned compensation (including performance-based Awards); (ii) upon a Change in Control; (iii) to termination of Service due to death or Disability; (iv) to a Substitute Award that does not reduce the vesting period of the award being replaced; (v) to Awards made to Non-Employee Directors; and (vi) Awards involving an aggregate number of Shares not in excess of 5% of the number of Shares available for Awards under Section 4(a).
(c)            Transferability.  Except as provided in this Section 6(c), and except for an Award that involves only the immediate issuance of unrestricted Shares, (i) during the lifetime of a Participant, only the Participant or the Participant's guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution.  Any attempted transfer in violation of this Section 6(c) shall be of no effect and unenforceable against the Company or any Affiliate.  The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any "family member" (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant.  Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof.  For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to "Participant" shall mean the original grantee of an Award and not any transferee.
(d)            Designation of Beneficiary.  To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant's death.  Any such designation shall be on a form approved by the Committee and shall be effective upon its receipt by the Company.
(e)            Termination of Service.  Unless otherwise provided in an Agreement, and subject to Section 12 of this Plan, if a Participant's Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right, as applicable):
(1)            Upon termination of Service for Cause, or conduct during a post-termination exercise period that would constitute Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)            Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.
(3)            Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of three months after the date of such termination.  However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Options and SARs may be exercised for a period of one year after the date of such termination.
(4)            Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of one year after the date of such termination.
(f)            Rights as Stockholder.  No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)            Performance-Based Awards.  Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award.  In connection with any such Award, the Committee shall determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned.  Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 17 of this Plan.  Except as provided in Section 17 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a Change in Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant's death or Disability.
(h)            Dividends and Dividend Equivalents.  No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR.  Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate, except for regular cash dividends on Shares subject to the unvested portion of a Restricted Stock Award that is subject only to service-based vesting conditions.  In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared on outstanding Shares.  The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents.  Dividend equivalents paid with respect to units or Share equivalents that are subject to the unvested portion of a Stock Unit Award or an Other Stock-Based Award whose vesting is subject to the satisfaction of specified performance goals will be subject to the same restrictions as the units or Share equivalents to which such dividend equivalents relate.  The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and dividend equivalents in addition to those specified in this Section 6(h).

(i)            Deferrals of Full Value and Cash Incentive Awards.  The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award or Cash Incentive Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and subject further to compliance with the applicable requirements of Code Section 409A.  The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or other document as the Committee may determine, or some combination of such documents.  The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the permissible time(s) and form(s) of payment of deferred amounts; (ii) the terms of any deferral elections by a Participant or of any deferral required by the Company; and (iii) the crediting of interest or dividend equivalents on deferred amounts.

7.            Stock Option Awards.
(a)            Type and Exercise Price.  The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option.  The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b)            Payment of Exercise Price.  The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, which may include, to the extent permitted by the Committee, payment under a broker-assisted sale and remittance program acceptable to the Committee.  The purchase price may be paid in cash or in such other manner as the Committee may permit, including by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).
(c)            Exercisability and Expiration.  Each Option shall be exercisable in whole or in part on the terms provided in the Agreement.  No Option shall be exercisable at any time after its scheduled expiration.  When an Option is no longer exercisable, it shall be deemed to have terminated.
(d)            Incentive Stock Options.
(1)            An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option's Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code.  To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Qualified Stock Option.  The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be 5,600,000, subject to adjustment as provided in Section 12(a).
(2)            No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.
(3)            For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract.  If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.
(4)            If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.
(5)            The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

8.            Stock Appreciation Rights.
(a)            Nature of Award.  An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares.  The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b)            Exercise of SAR.  Each Stock Appreciation Right may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement.  No SAR shall be exercisable at any time after its scheduled expiration.  When a SAR Right is no longer exercisable, it shall be deemed to have terminated.  Upon exercise of a SAR, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee.  The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR.
9.            Restricted Stock Awards.
(a)            Vesting and Consideration.  Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion.  The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.
(b)            Shares Subject to Restricted Stock Awards.  Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company's transfer agent or by one or more stock certificates issued in the name of the Participant.  Any such stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby.  Any book-entry shall be subject to transfer restrictions and accompanied by corresponding stop transfer instructions.  Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the corresponding transfer restrictions and restrictive legend will be removed from the book-entry evidencing such Shares or the certificate evidencing such Shares, and any such certificate shall be delivered to the Participant.  Such vested Shares may, however, remain subject to additional restrictions as provided in Section 18(c).  Except as otherwise provided in the Plan or an applicable Agreement (which may include a waiver by the Participant of the right to vote or receive any dividend or distribution with respect to Shares of Restricted Stock), a Participant with a Restricted Stock Award shall have all the rights of a stockholder with respect to the Shares of Restricted Stock subject thereto.

10.            Stock Unit Awards.
(a)            Vesting and Consideration.  A Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion.  The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b)            Payment of Award.  Following the vesting of a Stock Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee.  If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.
11.            Cash-Based and Other Stock-Based Awards.

(a)            Cash Incentive Awards.  A Cash Incentive Award shall be considered a performance-based Award for purposes of, and subject to, Section 6(g), the payment of which shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period.  Cash Incentive Awards may be granted to any Participant in such amounts and upon such terms and at such times as shall be determined by the Committee, and may be denominated in units that have a dollar value established by the Committee as of the Grant Date.  Following the completion of the applicable performance period and the vesting of a Cash Incentive Award, payment of the settlement amount of the Award to the Participant shall be made at such time or times in the form of cash or other forms of Awards under the Plan (valued for these purposes at their grant date fair value) or a combination of cash and other forms of Awards as determined by the Committee and specified in the applicable Agreement.  If a Cash Incentive Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

(b)            Other Stock-Based Awards.  The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan.  The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan.  The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.        Changes in Capitalization, Corporate Transactions, Change in Control.

(a)        Adjustments for Changes in Capitalization.  In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 - Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)        Corporate Transactions.  Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)            Continuation, Assumption or Replacement of Awards.  In the event of a Corporate Transaction, if the surviving or successor entity (or its Parent) agrees to continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a) and Section 6(g)), then such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below.  A surviving or successor entity (or its Parent) may elect to continue, assume or replace only some Awards or portions of Awards.  For purposes of this Section 12(b)(1), an Award other than a Cash Incentive Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and is subject to substantially similar terms and conditions as the Award.

(2)            Acceleration.  If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards and Cash Incentive Awards shall fully vest immediately prior to the effective time of the Corporate Transaction.  The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants, and any exercise of such accelerated Awards shall be effective only immediately before, and shall be conditioned upon, the consummation of the Corporate Transaction.

(3)            Payment for Awards.  If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may terminate some or all of such outstanding Awards, in whole or in part, at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3).  The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3).  The payment for any Award or portion thereof terminated shall be in an amount equal to the excess, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award or portion thereof being terminated, over (ii) the aggregate exercise price (if any) for the Shares subject to such Award or portion thereof being terminated.  If there is no excess, such Award may be terminated without payment to the affected Participant.  Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company's stockholders in connection with the Corporate Transaction, and may, in the Committee's discretion, include subjecting such payments to vesting conditions comparable to those of the Award or portion thereof being terminated, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company's stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)            Termination After a Corporate Transaction.  If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within 24 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, and (ii) any Full Value Awards or Cash Incentive Awards that are not yet fully vested shall immediately vest in full and become non-forfeitable.

(c)        Change in Control.  Unless otherwise provided by the Committee (in an applicable Agreement or otherwise at the time of a Change in Control), if within 24 months after a Change in Control that does not involve a Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, and (ii) any Full Value Awards or Cash Incentive Awards that are not yet fully vested shall immediately vest in full and become non-forfeitable.

(d)        Dissolution or Liquidation.  Unless otherwise provided by the Committee (in an applicable Agreement or otherwise at the time of the event), if the stockholders of the Company approve the complete dissolution or liquidation of the Company, all outstanding Awards shall vest and become fully exercisable, and will terminate immediately prior to the consummation of any such proposed action.  The Committee will notify each Participant as soon as practicable of such accelerated vesting and exercisability and pending termination.

(e)        Limitation on Change in Control Payments.  If any payments to a Participant pursuant to Awards made under this Plan (including, for this purpose, the acceleration of the vesting and exercisability of any Award or the payment of cash or other property in exchange for all or part of any Award), taken together with any payments or benefits otherwise paid or distributed to the Participant by the Company or any corporation that is a member of an "affiliated group" (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (the "other arrangements") would collectively constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to the Participant is less than what the net after-tax amount to the Participant would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times the Participant's "base amount" (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times the Participant's base amount, less $1.00.  Should such a reduction in payments and benefits be required, the Participant shall be entitled, subject to the following sentence, to designate those payments and benefits under this Plan or the other arrangements that will be reduced or eliminated (including, as applicable, a reduction in the number of Shares subject to Awards that will vest on an accelerated basis) so as to achieve the specified reduction in aggregate payments and benefits to the Participant and avoid characterization of such aggregate payments and benefits as a parachute payment.  To the extent that the Participant's ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under Code Section 409A, or if the Participant fails to make such a designation within the time prescribed by the Committee, then the Committee shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the Committee's determination.  For purposes of this Section 12(e), a net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.

13.            Plan Participation and Service Provider Status.  Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally.  Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person's Service at any time with or without Cause or change such person's compensation, other benefits, job responsibilities or title.

14.            Tax Withholding.  The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares.  In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant's minimum required tax withholding rate) through a reduction in the number of Shares delivered or through a delivery (either actually or by attestation) to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.
15.            Effective Date, Duration, Amendment and Termination of the Plan.
(a)            Effective Date.  The Plan shall become effective on the date it is approved by the Board, subject to approval by the Company's stockholders within 12 months thereafter, which stockholder approval date shall be considered the date of the Plan's adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i).  Upon approval of the Plan by the Company's stockholders as provided in the preceding sentence, all Awards made under the Plan on or after the date of its approval by the Board shall be fully effective.  If the Company's stockholders fail to approve the Plan within 12 months after the date of its approval by the Board, the Plan and any Awards made thereunder shall be terminated and of no further force or effect.
(b)            Duration of the Plan.  The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(a) or 15(c), or the tenth anniversary of the approval of the Plan by the Company's stockholders, whichever occurs first (the "Termination Date").  Subject to Section 15(a), any Award made before the Termination Date may extend beyond the Termination Date and will continue to be subject to the terms of the Plan and the applicable Agreement, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the Termination Date.
(c)            Amendment and Termination of the Plan.  The Board may at any time terminate, suspend or amend the Plan.  The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed.  No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)            Amendment of Awards.  Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant's consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or any compensation recovery policy as provided in Section 18(i)(2).

(e)            No Option or Stock Appreciation Right Repricing.  Except as provided in Section 12(a), no Option or SAR Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or SAR Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award or Cash Incentive Award at a time when the exercise price of the Option or SAR Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a "repricing" of such Option or SAR Award, unless such action is approved by the Company's stockholders.

16.            Substitute Awards.  The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party.  The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.
17.            Performance-Based Compensation.

(a)            Designation of Awards.  If the Committee determines at the time a Full Value Award or Cash Incentive Award is granted to a Participant that such Participant is, or may likely be, a "covered employee" for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 17 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b)            Compliance with Code Section 162(m).  If an Award is subject to this Section 17, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 17(d).  The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 17, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m).  In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered "non-GAAP financial measures" within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission.  The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant's rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award.  The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this section 17 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as "performance-based compensation" under Code Section 162(m).

(c)            Limitations.  Subject to adjustment as provided in Section 12(a), the maximum number of Shares that may be the subject of Full Value Awards of Performance-Based Compensation that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 500,000 Shares. The maximum amount payable with respect to any Cash Incentive Awards and Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $10,000,000.
(d)            Performance Measures.  For purposes of any Full Value Award or Cash Incentive Award considered Performance-Based Compensation subject to this Section 17, the performance measures to be utilized shall be limited to one or a combination of two or more of the following: revenues; gross profit; income from operations; net income; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and share-based compensation expense; net income per share (basic or diluted); profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; cash flow; market share; margins (including, but not limited to, one or more of gross, material, contribution, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; operating assets; balance of cash, cash equivalents and marketable securities; improvement in or attainment of expense levels or cost savings; economic value added; improvement in or attainment of working capital levels; employee retention; employee safety; customer satisfaction; production levels; proved, probable and/or possible reserve levels and/or additions; discounted present value of proved, probable and/or possible reserves; debt, credit or other leverage measures or ratios; finding and development costs; property or mineral leasehold acquisitions or dispositions; and implementation or completion of critical projects. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Affiliate or individual performance.
18.            Other Provisions.
(a)            Unfunded Plan.  The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.  Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant.   To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)            Limits of Liability.  Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c)            Compliance with Applicable Legal Requirements.  No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company's Shares may, at the time, be listed.  During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Stock certificates evidencing Shares issued under the Plan that are subject to such securities law restrictions shall bear an appropriate restrictive legend.

(d)            Other Benefit and Compensation Programs.  Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e)            Governing Law.  To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.
(f)            Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)            Code Section 409A.  It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent.  The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law.  Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)            If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a "separation from service" as such term is defined for purposes of Code Section 409A;

(2)            If any amount shall be payable with respect to any such Award as a result of a Participant's "separation from service" at such time as the Participant is a "specified employee" within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant's separation from service or (ii) the Participant's death.  Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A.  By accepting an Award under this Plan, each Participant acknowledges that the Company has no duty or obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant's tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A.

(h)            Rule 16b-3.  It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3.  If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict.  To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)            Forfeiture and Compensation Recovery.

(1)            The Committee may specify in an Agreement that the Participant's rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)            Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law.  Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

NORTHERN OIL AND GAS, INC.
ERIK J. ROMSLO
315 MANITOBA AVENUE, SUITE 200
WAYZATA, MN 55391

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

Nominees

01 Michael Reger 02 Lisa Bromiley 03 Robert Grabb 04 Delos Cy Jamison 05 Jack King
06 Richard Weber

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000281983_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

NORTHERN OIL AND GAS, INC.
Annual Meeting of Shareholders
May 26, 2016 8:30 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby revokes all prior proxies and appoint(s) Michael L. Reger and Thomas W. Stoelk, or either of them, as proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Northern Oil and Gas, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, CDT on May 26, 2016 at the Loews Minneapolis Hotel, 601 1st Avenue North, Minneapolis, MN 55403, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000281983_2 R1.0.1.25